                                                                   EXHIBIT 10.18









                            THIRD MEDICAL ASSISTANCE

                           MEDICAL SERVICES AGREEMENT

                                     BETWEEN

                        PRUDENTIAL HEALTH CARE PLAN, INC.

                                       AND

                   JOHNS HOPKINS MEDICAL SERVICES CORPORATION

                                TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----

RECITALS............................................................................1

ARTICLE I - DEFINITIONS.............................................................2

ARTICLE II - MARYLAND MEDICAID MANAGED CARE PROGRAM.................................7

ARTICLE III - PHCP ADMINISTRATIVE SERVICES.........................................11

ARTICLE IV - JHMSC OBLIGATIONS.....................................................14

ARTICLE V - EXCLUSIVITY............................................................21

ARTICLE VI - COMPENSATION..........................................................23

ARTICLE VII - DATA EXCHANGE........................................................27

ARTICLE VIII - TRANSITION PERIOD...................................................29

ARTICLE IX - SUBCONTRACTS..........................................................30

ARTICLE X - TERMS AND TERMINATION..................................................32

ARTICLE XI - DISPUTE RESOLUTION....................................................42

ARTICLE XII - COVERED PERSONS PROTECTIONS..........................................43

ARTICLE XIII - GENERAL PROVISIONS..................................................44

                                    EXHIBITS

EXHIBIT A               EXCLUSIVE AREA

EXHIBIT B               EXHIBIT B PROVIDERS

EXHIBIT C               JHMSC CITY SITES

EXHIBIT D               BENCHMARKS

EXHIBIT E               PHCP ADMINISTRATIVE SERVICE RATES

EXHIBIT F               PHCP SUBCONTRACTORS

EXHIBIT G               FORM OF SUBCONTRACT

EXHIBIT H               INDEPENDENT EXPERTS

EXHIBIT I               METHODOLOGY FOR MEASURING CHANGES IN THE
                        COMPOSITE CAPITATION RATE

EXHIBIT J               DATA ELEMENTS

                            THIRD MEDICAL ASSISTANCE
                           MEDICAL SERVICES AGREEMENT
                                     BETWEEN
                        PRUDENTIAL HEALTH CARE PLAN, INC.
                                       AND
                   JOHNS HOPKINS MEDICAL SERVICES CORPORATION


     THIS AGREEMENT, to be effective as of the 1st day of July, 1996, is made and entered into by and between PRUDENTIAL HEALTH CARE PLAN, INC. D/B/A PRUDENTIAL HEALTH CARE PLAN OF THE MID-ATLANTIC, a corporation organized under the Laws of the State of Texas (hereinafter referred to as "PHCP") and JOHNS HOPKINS MEDICAL SERVICES CORPORATION, a corporation organized under the laws of the State of Maryland (hereinafter referred to as "JHMSC"). The capitalized terms used in the Recitals below are defined in Article I of this Agreement.

                                    RECITALS

     WHEREAS, PHCP operates a Maryland-certified health maintenance organization;

     WHEREAS, PHCP has entered into Contracts with the Department to provide or arrange for the provision of Covered Services on a prepaid capitated basis to Eligible Persons and intends to continue to do so;

     WHEREAS, as of the Effective Date of this Agreement, approximately twenty-five percent (25%) of the Maryland Medicaid population is voluntarily enrolled in six HMOs (including one operated by PHCP) that contract with the Department under the Maryland Voluntary Medicaid Managed Care Program. Another fifty percent (50%) of the Maryland Medicaid population is served through the MAC Program, a primary care case management program whereunder enrollment is mandatory if the recipient is not enrolled in an HMO. The remaining twenty-five percent (25%) of the Maryland Medicaid population is not enrolled in managed care programs;

      WHEREAS, in May 1996, Senate Bill 750 was enacted in Maryland pursuant to which the State of Maryland will seek from the Federal government a waiver of various provisions in the Social Security Act so as to permit the State of Maryland to require most of the Maryland Medicaid population to enroll in an MCO under the Maryland Mandatory Medicaid Managed Care Program to be implemented pursuant to the waiver and Senate Bill 750. Under the Maryland Mandatory Medicaid Managed Care Program, entities that wish to qualify as MCOs (including HMOs that currently contract with the Department) must apply to and be approved by the Department. PHCP intends to qualify as an MCO and JHHC, an Affiliate, or a related entity of either of JHHC's joint venturers intends to qualify as an MCO. The Maryland Mandatory Medicaid Managed Care Program is scheduled to begin implementation as of January 1, 1997; and

       WHEREAS, PHCP and JHMSC wish to enter into this Agreement to set forth the terms under which JHMSC shall provide or arrange for the provision of Covered Services and assume certain other responsibilities as set forth in this Agreement for the Contract Year commencing July 1, 1996 and subsequent Contract Years under PHCP's Contract(s) with the Department.

       NOW, THEREFORE, it is mutually agreed as follows:

                            ARTICLE I - DEFINITIONS

       A. "Affiliate" means any person or entity which controls, is controlled by, or is controlled in common with a party and, for such purposes, the term "control" shall mean (a) an employer-employee relationship; (b) the possession of, or right to exercise, fifty percent (50%) of the voting or partnership rights in an entity or, if less, that percentage necessary to cause the entity to take, or to prevent the entity from taking, an action; (c) the right to elect, or approve the election of, fifty percent (50%) of the governing body of an entity or, if less, that proportion of the governing body necessary to veto or prevent an action of the entity; or (d) ownership of fifty percent (50%) or more of the assets, or the right to receive fifty percent (50%) or more of such assets upon dissolution, of an entity.

       B. "Benchmarks" means those requirements set forth in Exhibit D which must be met as a condition of the performance of JHMSC Service(s) being transferred from PHCP to JHMSC.

       C. "Business Agreement" means that certain Agreement between JHMSC and PHCP dated February 4, 1995 and executed contemporaneously with a Settlement Agreement between JHMSC and PHCP.

       D. "Composite Capitation Rate" and "Adjusted Composite Capitation Rate" means the per Member per month rate(s) calculated in accordance with the methodology set forth in Exhibit I.

       E. "Contract" means the then current agreement between PHCP and the Department whereunder PHCP assumes risk for the provision or arrangement of Covered Services to Members.

       F. "Contract Year" means the period July 1, 1996 through June 30, 1997 and each successive twelve month period thereafter, or portion thereof, during the term of this Agreement.

       G. "Covered Services" means the health care services to which Members are entitled under the terms of the Contract, excluding Program Carve-Outs and subject to determinations of medical necessity when permitted under the Contract.

       H. "Department" means the Department of Health and Mental Hygiene of the State of Maryland.

       I. "Eligible Person" means any person eligible to receive services and benefits through an HMO or MCO under the Maryland Medicaid Managed Care Program as it may be amended from time to time.

       J. "Exclusive Area" means the geographic area described in Exhibit A of this Agreement.

       K. "Exclusive Eligibles" means Eligible Persons living inside the Exclusive Area.

       L. "Exhibit B Provider(s)" means those health care provider(s) listed in Exhibit B to this Agreement.

       M. "EQRO" means the external quality review organization appointed by the Department to conduct reviews of HMOs and/or MCOs.

       N. "Gross Capitation Rates" means the actual capitation rates per Member per month paid by the Department to PHCP under the Contract to assume full risk for the provision of Covered Services to Members, which rates may vary based upon Member demographics and other factors.



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

       O. "Hopkins MCO" means an MCO operated by JHHC or an Affiliate or a related entity of either of JHHC's joint venturers under the Maryland Mandatory Medicaid Managed Care Program.

       P. "JHHC" means Johns Hopkins HealthCare, LLC, a joint venture of The Johns Hopkins Health System Corporation and The Johns Hopkins University.

       Q. "JHMSC City Sites" means those six medical facilities in the Exclusive Area operated by JHMSC and listed in Exhibit C of this Agreement, subject to Article IV, Section B.1.

       R. "JHMSC Medicaid Sale" means the payment of cash or other valuable consideration to JHMSC or a JHMSC Affiliate by a party other than a JHMSC Affiliate in return for the transfer, directly or indirectly, of Members to any other entity including, but not limited to, an HMO or MCO (other than the Hopkins MCO or JHMSC Affiliate). "Payment of cash or other valuable consideration" shall not include fair market value compensation to JHMSC or a JHMSC Affiliate from any other such entity including, but not limited to, an HMO or MCO, for providing or arranging Covered Services to Members or the performance of related administrative services.

       S. "JHMSC Obligations" means JHMSC's provision or arranging for the provision of Covered Services to Members, JHMSC's performance of JHMSC Services, and JHMSC's performance of its other obligations under this Agreement, all of the foregoing subject to the terms and conditions of this Agreement.

       T.     "JHMSC Primary Care Provider" means a Primary Care Provider who is
(1) an employee of JHMSC or an Affiliate or Subcontractor (including MAC Providers and providers rendering medical services in school-based health clinics) who renders medical services at a JHMSC City Site or in an office located in the Exclusive Area; or (2) an Exhibit B Provider (and employees thereof).

       U. "JHMSC Services" means those services to be provided by JHMSC as set forth in Article IV, Section B.

       V.     "MAC Program" means the Maryland Access to Care Program.

       W. "MAC Provider" means a health care provider that participates in the MAC Program or a health care provider that participated in the MAC Program and



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

became a participating Primary Care Provider in one or more MCOs under the Maryland Mandatory Medicaid Managed Care Program.

       X. "Maryland Mandatory Medicaid Managed Care Program" means the program adopted by the State of Maryland under Senate Bill 750 to implement the Maryland Medicaid Section 1115 Health Care Reform Demonstration Proposal.

       Y. "Maryland Medicaid Managed Care Program" means the Maryland Voluntary Medicaid Managed Care Program and/or the Maryland Mandatory Medicaid Managed Care Program.

       Z. "Maryland Voluntary Medicaid Managed Care Program" means the current program whereunder the Department contracts with HMOs to provide or arrange Covered Services to Eligible Persons on a prepaid capitated basis.

       AA.    "Member" means any Eligible Person that enrolls in PHCP's HMO or
MCO under the Maryland Medicaid Managed Care Program, and who has selected or been assigned to JHMSC or a JHMSC Primary Care Provider.

       BB.    "MCO" means a managed care organization, as defined in Maryland
Senate Bill 750.

       CC.    "NCQA" means the National Committee for Quality Assurance or such other organizations from whom PHCP is seeking accreditation.

       DD.    "Primary Care Provider" means a physician or other health
professional that is eligible under the Maryland Medicaid Managed Care Program to serve as the coordinator of Covered Services for Eligible Persons, including providers rendering primary care services in school-based clinics subject to the Maryland Medicaid Managed Care Program.

       EE.    "Program Carve-Outs" means specific populations and/or services that are excluded from the general Maryland Medicaid Managed Care Program, and addressed through a separate Department program, which may be a managed care program or fee-for-service program. Program Carve-Outs shall not include specific mental health and/or substance abuse populations or mental health and/or substance abuse services so long as PHCP assumes full responsibility for providing and/or arranging for the provision of such services to the applicable population. In the event PHCP does not assume such responsibility for specified services and/or populations (as applicable to mental health and/or substance abuse), such services and/or populations shall constitute "Program Carve-Outs."

       FF.    "PHCP MCO" means an MCO operated by PHCP under the Maryland
Mandatory Medicaid Managed Care Program.

       GG.    "PHCP Medical Director" means a duly licensed physician or his/her designee who has been designated by PHCP to coordinate and supervise the provision of Covered Services to Members.

       HH.    "PHCP Medicaid Sale" means (1) the transfer, whether by sale, assignment, exchange or otherwise, to any person or entity that is not an Affiliate of PHCP or Prudential of all or a material portion of the PHCP services to be performed hereunder and/or PHCP's rights under this Agreement subject to the balance of this Article I, Section HH; (2) the granting or delegation to any person or entity other than an Affiliate of PHCP or Prudential of the right to exercise (by veto or affirmative action or otherwise) all or a material portion of the monitoring, supervising and approval rights over JHMSC Obligations; (3) the transfer, whether by sale, assignment, exchange or otherwise, of all or a material portion of the Contract to any person or entity other than an Affiliate of PHCP or Prudential; (4) any transaction pursuant to which PHCP is no longer an Affiliate of Prudential; or (5) any transaction which effectuates a de facto sale or transfer of all or a material portion of the Contract to an entity other than an Affiliate of PHCP or Prudential, except as expressly permitted herein, and provided further that PHCP may delegate one or more of its administrative services or obligations under this Agreement or the Contract (a) to a PHCP Affiliate so long as PHCP assumes ultimate responsibility hereunder and/or (b) to one or more parties that are not Affiliates so long as PHCP or an Affiliate maintains the Contract with the Department.

       II. "Prudential" shall mean The Prudential Insurance Company of America, an Affiliate of PHCP.

       JJ.    "QI Program" means the PHCP quality improvement program designed to objectively and systematically monitor and evaluate the quality and appropriateness of health care, pursue opportunities to improve health care, and resolve identified problems. The QI Program, at a minimum, shall satisfy the quality assurance requirements of the Maryland Medicaid Managed Care Program.

       KK.    "Second MAMSA" means that certain Medical Assistance Medical
Services Agreement dated July 31, 1992 between JHMSC and PHCP.

       LL.    "Second Settlement Agreement" means that certain Second Settlement
Agreement and Release dated even date herewith by and between PHCP, Prudential, The Johns Hopkins Health System Corporation and JHMSC.

       MM.    "Service Area" means Baltimore County, Baltimore City, Carroll
County, Frederick County, Prince George's County, Anne Arundel County, Montgomery County and Howard County.

       NN.    "Subcontractor" means a health care provider that has entered into a contract with JHMSC for the provision of Covered Services to Members.

       OO.    "UM Program" means PHCP's utilization management program, which is part of the QI Program, and involves a comprehensive effort to monitor and manage the effective, efficient and timely use of health care services. The UM Program, at a minimum, shall satisfy the utilization management requirements of the Maryland Medicaid Managed Care Program.

               ARTICLE II - MARYLAND MEDICAID MANAGED CARE PROGRAM

       A. INTERPRETATION AND ENFORCEMENT OF STANDARDS, POLICIES, AND PROCEDURES. Notwithstanding anything in this Agreement to the contrary, with respect to all Benchmarks, standards, and PHCP and Prudential relevant policies, procedures and guidelines of general application ("PHCP Policies and Procedures") which JHMSC has agreed to comply with, follow and implement under this Agreement (including, but not limited to, those set forth in this Article II and in Article IV), the following numbered principles under this Article II, Section A shall govern and control the interpretation, application and enforcement of those Benchmarks, standards, and PHCP Policies and Procedures ("Compliance Activities"):

              1. It is the express intention and desire of the parties that JHMSC begin to perform all of the JHMSC Services not later than January 1, 1997, or, in the event that, despite both parties' best efforts, such deadline is missed for any of the JHMSC Services, then as soon after January 1, 1997 as reasonably possible. Further, it is the express intention and desire of the parties that JHMSC continue the performance of JHMSC Services on an uninterrupted basis throughout the term of this Agreement. Should such performance be interrupted notwithstanding the parties' best efforts to maintain uninterrupted performance, then the parties desire and intend that JHMSC's performance of JHMSC Ser-







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

                     vices be resumed as soon as reasonably possible. The parties will use their best efforts throughout the term of this Agreement to ensure that the foregoing set forth in this Article II, Section A.1. occurs.

              2. JHMSC acknowledges that PHCP has implemented its own policies and procedures, and will implement new policies and procedures, to improve both the administration and delivery of health care services beyond the standards required by the Department. In addition, JHMSC acknowledges that, because PHCP assumes ultimate responsibility for performance of duties and obligations under the Contract, PHCP must implement procedures to ensure that statutory and Department requirements are met.

              3. The parties acknowledge that interpretation may be required with respect to the Compliance Activities, and agree to:

                     (a) exercise discretion permitted hereunder as regards Compliance Activities in a reasonable manner, acting in good faith;

                     (b) coordinate with the other party as reasonably necessary to enable the other party to meet its obligations under this Agreement or the Contract, as the case may be;

                     (c) reasonably take into account the structure and characteristics of JHMSC as a mature delivery system serving large numbers of persons under capitation and risk arrangements, and as an organization that assumes related medical management and other responsibilities;

                     (d) reasonably take into account the structure and character of PHCP and Prudential as a national, multi-line insurer, managed care organization and administrator



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

                            of employee benefits programs which must address policy issues, operational standards and data requirements on a national basis to reflect their lines of business and corporate goals; and

                     (e) exchange data and information as reasonably requested by one party to the other party as reasonably necessary for the requesting party to meet its obligations under this Agreement and/or the Contract, subject to appropriate protection against disclosure of proprietary information to third parties or use of information other than as contemplated under this Agreement, subject to
                            Article XIII, Section P.

       B. JHMSC RESPONSIBILITIES. Subject to the terms of this Agreement, JHMSC shall perform the JHMSC Obligations. In providing or arranging for Covered Services, JHMSC shall have the option to utilize capitated single service networks under contract to PHCP and pay, through PHCP, the applicable rates set forth in those contracts without any mark-up or administrative load or fee being paid to PHCP, consistent with the procedures set forth in Article VIII, Section
B. PHCP shall use its best efforts to ensure that future PHCP capitated vendor contracts do not preclude JHMSC utilizing capitated single service networks under contract to PHCP. In any event, use of capitated single service network vendors by JHMSC is limited to those vendors serving Eligible Persons enrolled in PHCP. JHMSC shall be compensated for performing the JHMSC Obligations in accordance with Article VI. JHMSC shall accept such compensation as payment in full.

       C.     APPLICATION OF STANDARDS, POLICIES AND PROCEDURES.

              1. JHMSC and its Subcontractors shall comply with the standards established by the Department for providers under the Maryland Medicaid Managed Care Program including, but not limited to, access standards, quality assurance standards, utilization management standards, and credentialing standards as reasonably interpreted by PHCP. Such standards shall be interpreted and applied to JHMSC in a manner generally consistent with the interpretation and application of these standards to other PHCP providers participating in the Maryland Medicaid Managed Care Program.



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

              2. JHMSC and its Subcontractors shall also comply with PHCP Policies and Procedures including, but not limited to, PHCP Policies and Procedures pertaining to access, quality assurance, utilization management, claims adjudication and payment and credentialing. PHCP Policies and Procedures shall be interpreted and applied to JHMSC in a manner generally consistent with the interpretation and application of PHCP Policies and Procedures to other PHCP providers.

              3. PHCP shall use its best efforts to apply the standards applicable to the Maryland Medicaid Managed Care Program and PHCP's Policies and Procedures in a generally consistent manner. In the event of a conflict between different standards and/or different policies and procedures, the standards and/or policies and procedures that create a higher standard or more stringent requirements than the other shall govern, unless PHCP otherwise elects.

              4. References in this Agreement to application of standards, and/or PHCP Policies and Procedures in a "consistent" manner shall mean application in a consistent manner and no less stringent than generally applied.

       D. MARYLAND MANDATORY MEDICAID MANAGED CARE PROGRAM SUBMISSIONS. PHCP shall provide to JHMSC copies of all submissions with respect to PHCP's MCO application and Contract application under the Maryland Mandatory Managed Care Program (and any amendments thereto and/or filings made subsequent to the initial filings) which submissions relate to quality improvement, utilization management or provider service requirements as well as the service standards set forth in Article IV. PHCP shall use its best efforts to provide such copies to JHMSC with sufficient advance notice so as to permit JHMSC a meaningful opportunity to review those submissions and provide comments to PHCP, which PHCP shall consider in good faith in finalizing such submissions. Such documents may only be used by JHMSC for purposes of implementing the terms of this Agreement.

       E. IMPLEMENTATION. In no event shall any standard and/or policies and procedures applicable to JHMSC be binding upon JHMSC until copies have first



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

been provided to JHMSC. PHCP shall use its best efforts to provide copies of any such standards and/or policies and procedures to JHMSC at least thirty (30) days in advance of their implementation date or as soon as reasonably possible if thirty (30) days notice is not reasonably possible, and JHMSC shall comply with such requirements promptly, unless a specific time period is required by law or under the Contract, in which case JHMSC shall comply with the specified time frames.

                   ARTICLE III - PHCP ADMINISTRATIVE SERVICES

       A. PHCP ADMINISTRATIVE SERVICES. PHCP shall use its best efforts to maintain Contract(s) with the Department under the Maryland Voluntary Medicaid Managed Care Program and/or under the Maryland Mandatory Medicaid Managed Care Program, as applicable. Subject to Article IV, PHCP shall retain full administrative responsibility for the Contract(s) including, but not limited to, the following functions:

              1. Contract(s) with the State of Maryland. PHCP shall be responsible to apply for, obtain and maintain the Contract(s) and meet all requirements under the Contract(s). PHCP shall provide to JHMSC a copy of each Contract within five (5) business days following execution of the Contract. Under the Contract(s), PHCP shall accept payment for the highest option for risk assumption for Covered Services as currently contemplated regarding Covered Services.

              2. Oversight of JHMSC Obligations. Consistent with Article IV, Section A, PHCP shall monitor the performance of JHMSC Obligations and shall have final authority over the implementation of PHCP's Policies and Procedures by JHMSC as well as JHMSC's implementation of Department standards.

              3. Member Services. PHCP shall have responsibility for establishing, maintaining and coordinating member services under the Maryland Medicaid Managed Care Program and PHCP's Policies and Procedures, including, but not limited to, complaint and grievance processes. Such processes shall be generally consistent with the processes maintained by PHCP for other Eligible Persons enrolled in PHCP. JHMSC shall be notified in writing of any complaint by a Member and



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

                     JHMSC's input regarding resolution of the complaint shall be considered in good faith. Notification to JHMSC shall be made as soon as possible if the Member complaint involves a pending emergency or urgent care issue or a serious risk management or quality of care issue. JHMSC shall receive monthly summaries of all Member complaints in PHCP's standard format. In the event JHMSC receives a Member complaint of a serious nature directly, JHMSC shall provide notice of the Member complaint to PHCP within two (2) business days of receipt by JHMSC, and within ten (10) business days with respect to all other complaints.

              4. Enrollment and Disenrollment. Under the Maryland Medicaid Managed Care Program, eligibility determinations (including retroactive determinations) are made by the Department. Under the Maryland Voluntary Medicaid Managed Care Program, HMOs perform various functions under the enrollment and disenrollment process. PHCP shall be responsible for all such functions. Under the Maryland Mandatory Medicaid Managed Care Program, PHCP shall be responsible for complying with all Department requirements pertaining to enrollment and disenrollment that are applicable to MCOs.

              5. Marketing. PHCP shall have responsibility for and shall assume all costs associated with marketing activities permitted by the Department and initiated by PHCP. With respect to any permitted marketing efforts directed to Exclusive Eligibles, PHCP shall use its best efforts to provide advanced notice of marketing activities and copies of marketing materials to JHMSC with sufficient advance notice so as to permit JHMSC a meaningful opportunity to consider those activities and review those materials. PHCP will seek JHMSC's input regarding marketing activities and will consider, in good faith, any reasonable suggestions made by JHMSC regarding such initiatives and materials. The foregoing shall not apply to PHCP's general marketing activities which are not targeted specifically to Exclusive Eligibles. JHMSC shall not initiate any marketing activities specifically aimed at enrollment of Exclusive Eligibles on behalf of or for the benefit of PHCP without the prior written consent of PHCP which consent shall not be unreasonably withheld or delayed. Use of the "Hopkins" name or "Prudential" name or any derivative thereof, shall require the express written consent of JHMSC or PHCP, as applicable, other than inclusion of JHMSC's name or the names of JHMSC Primary Care Providers in PHCP provider directories distributed to Eligible Persons.

              6.     Non-Contracted Benefits.

                     (a) Under the Maryland Mandatory Medicaid Managed Care Program, PHCP shall be free to offer non-contracted benefits that are not Covered Services to all Eligible Persons (including Members) enrolled with PHCP and for which no payment is included in the Gross Capitation Rates paid by the Department to PHCP. JHMSC may propose to PHCP non-contracted benefits that it would like offered to Eligible Persons and PHCP shall consider in good faith any reasonable proposals made by JHMSC. The final decision of what non-contracted benefits, if any, to be offered shall rest with PHCP.

                     (b) The cost of such non-contracted benefits shall be determined by PHCP on an actuarially sound per member per month basis. With respect to Members, the above-referenced cost of non-contracted benefits shall be shared fifty percent (50%) by PHCP and fifty percent (50%) by JHMSC; provided that JHMSC shall not be required to contribute more than a per Member per month amount that is equal to five tenths of one percent (.5%) of the Gross Capitation Rates received by PHCP for Members.

                     (c) In the event PHCP requires substantially all of its participating Primary Care Providers to provide directly such non-contracted benefits, then JHMSC Primary Care Providers shall provide such services. JHMSC shall be paid at the highest rates paid by

                            PHCP to any other provider in the Service Area for the same non-contracted benefits.

                     (d) PHCP shall use its best efforts to include JHMSC and JHMSC Affiliates in delivery networks established by PHCP for arranging or providing non-contracted benefits not falling within the scope of subsection
                            (c) above (particularly in cases affecting continuity of care and member satisfaction), to the extent consistent with PHCP's business objectives.

                     (e) Regardless of whether JHMSC provides non-contracted benefits, JHMSC shall inform Members of the availability of such non-contracted benefits and provide Members with information on how to access such benefits so long as PHCP provides JHMSC with sufficient information for such Member education.


                            ARTICLE IV - JHMSC OBLIGATIONS


       A. PHCP CONTRACTING FOR JHMSC OBLIGATIONS. Pursuant to this Agreement PHCP is contracting with JHMSC to perform the JHMSC Obligations. PHCP shall retain final authority, responsibility and accountability for all such JHMSC Obligations even though JHMSC shall perform associated services and assume associated responsibilities as specified in this Article IV and elsewhere in this Agreement.

       B. JHMSC SERVICES. Subject to the terms set forth in this Agreement, JHMSC shall perform the following services and functions with respect to
Members:

              1. Network Development. JHMSC shall develop and maintain a network of primary care, specialist, institutional, ancillary service and pharmacy providers to furnish Covered Services to Members. Such providers shall include Subcontractors, and the applicable subcontracts shall be subject to approval pursuant to Article IX. JHMSC shall maintain the JHMSC City Sites listed on Exhibit C (as it may be amended pursuant to the balance of this Article IV, Section B.1. below) in accordance with applicable law and regulation. JHMSC shall take all reasonable steps to ensure that JHMSC Primary Care Providers and Subcontractors are adequately staffed and equipped and have adequate clinical hours sufficient to provide acceptable Member access consistent with PHCP Policies and Procedures and Department standards. To the extent reasonably possible, JHMSC shall, subject to Department requirements, provide PHCP with no less than one hundred twenty (120) days notice of a change in the location of a JHMSC City Site, or the opening of a new site in the Exclusive Area. In the event there is a new site or a change of location for a site, Exhibit C shall be amended accordingly.

              2. Claims. JHMSC shall provide claims adjudication, claims processing, and claims payment services (and the related customer service function) with respect to all claims for Covered Services rendered to Members. JHMSC shall pay claims in a timely manner in accordance with all Department and PHCP requirements and any other applicable requirements under Maryland law. Notwithstanding the foregoing in this
                     Article IV, Section B.2., in the event the Department requires that MCOs be compensated for designated Covered Services on a fee-for-service basis, and the Department's requirements under such fee-for-service program would prohibit an entity other than the MCO itself (such as JHMSC) from adjudicating, processing, and submitting the fee-for-service claims to the Department for payment, and/or paying such claims, or the delegation of such fee-for-service claims functions would preclude PHCP from directly performing such functions with respect to Eligible Persons other than Members, then PHCP shall assume responsibility for such fee-for-service claims functions. In such event, PHCP shall charge JHMSC a transaction fee for such fees-for-service claims services. The transaction fee shall be the lesser of (a) the lowest fee PHCP charges any other provider or entity for similar services (if applicable); or (b) PHCP's actual, reasonable costs.

              3. Utilization Management. JHMSC shall assume responsibility for performance of utilization management functions and services pursuant to the UM Program. Notwithstanding that responsibility for utilization management shall be JHMSC's responsibility, PHCP shall retain the final authority to determine whether a service is a Covered Service and appropriate for payment. In the event of a disagreement regarding whether a service is a Covered Service as between JHMSC and PHCP, PHCP may require that such service be provided and paid; provided that JHMSC may appeal its financial liability for the cost of such service under the dispute resolution process set forth in Article XI. A determination by PHCP that a service is not a Covered Service shall not prevent JHMSC or a Subcontractor from providing the service on a case by case basis, and shall not prevent JHMSC from paying for such service while appealing its financial liability or otherwise. Subject to any appeal, the provision of such services by JHMSC shall be without cost, obligation or liability to PHCP.

              4. Quality Management. JHMSC shall assume responsibility for performance of quality management functions and services pursuant to the QI Program.

              5. Patient Education, Prevention and Outreach. JHMSC shall provide patient education, prevention and outreach services in accordance with applicable Department and PHCP requirements.

              6. Credentialing. JHMSC shall perform the credentialing and recredentialing function with respect to all JHMSC Primary Care Providers and Subcontractors utilizing standards that, at a minimum, are consistent with PHCP credentialing standards and requirements. With respect to providers who are PHCP participating providers on the effective date of this Agreement and retain that status subsequent to the effective date, JHMSC shall be required only to recredential such providers upon the expiration of their current appointment/credentialing by PHCP.

       C. ADDITIONAL SERVICES. In the event additional services relating to medical management are required by the Department, by Maryland law or regulation, or PHCP consistent with Article II, Section C, JHMSC shall be responsible for the provision of or arranging for the provision of such additional services. JHMSC shall not be entitled to any additional compensation from PHCP for the provision of those additional services. PHCP shall be responsible for any administrative services including, but not limited to, services related to Contract administration and compliance, such as provision of data and reports to the Department and performing member satisfaction surveys.

       D. STANDARDS APPLICABLE TO JHMSC OBLIGATIONS. JHMSC's performance of JHMSC Obligations shall be subject to satisfaction by JHMSC of PHCP's national delegation standards, as amended from time to time, a copy of which, including amendments, shall be provided to JHMSC in advance of being applicable to JHMSC and subject to a reasonable time period for compliance if compliance is not reasonably possible immediately upon receipt of such standards. Such standards shall be applied consistently to all entities performing similar delegated services and functions. The standards shall include, but are not limited to, the following:

              1. In connection with JHMSC's performance of the quality management, utilization management and credentialing services pursuant to Article IV, Section B above, JHMSC's internal quality management, utilization management and credentialing plans (the "Plans"), as applicable to the performance of JHMSC Obligations, shall be consistent with the QI Program and the UM Program and shall meet all applicable Department requirements. JHMSC shall provide copies of JHMSC's Plans to PHCP for approval prior to the transition of these functions to JHMSC in accordance with
                     Article IV, Section G below, and shall provide copies annually as well. JHMSC shall obtain prior written approval from PHCP of any material modifications to its Plans, as applicable to the performance of JHMSC Obligations, which approval shall not be unreasonably withheld or delayed. JHMSC shall provide PHCP copies of all modifications to the Plans applicable to the performance of JHMSC Obligations. Furthermore, JHMSC Obligations shall be performed in compliance with the procedures and criteria established by the Department, the NCQA, and EQRO.

              2. JHMSC shall seek PHCP's approval in the event it proposes to waive or make exceptions to any requirements under its

                     Plan(s), as applicable to the performance of JHMSC Obligations. Such approval shall not be unreasonably withheld or delayed. As part of any such waiver or exemption request, JHMSC shall provide PHCP with a copy of all relevant documents related to the matter.


       E. MONITORING OF JHMSC OBLIGATIONS. JHMSC agrees that PHCP, NCQA, EQRO and/or Department staff shall have the right, consistent with the terms set forth in Article XIII, Section A, to conduct periodic audits and/or assessments of JHMSC's provision of JHMSC Obligations which shall include, but not be limited to, reasonable access to all quality improvement, utilization management, and provider files (including credentialling files), medical documentation and related committee or subcommittee minutes. JHMSC agrees to cooperate in good faith in any audit or assessment of its performance of JHMSC Obligations, including providing information reasonably requested in a timely fashion.

       F.     NON-COMPLIANCE WITH DELEGATION STANDARDS.

              1. In the event PHCP, in good faith, determines that JHMSC is not in compliance with the above requirements for JHMSC Services, PHCP shall provide JHMSC with written notice of non-compliance, including a detailed written description of areas of non-compliance sufficient to permit JHMSC to develop corrective actions. JHMSC shall have thirty (30) days from receipt of notice to cure the deficiency, or, if such deficiency is not capable of cure within thirty (30) days, to commence a corrective action plan within that thirty (30) day period that is satisfactory to PHCP, in PHCP's reasonable discretion. The cure period may be reduced or eliminated in the event that PHCP determines in the exercise of its reasonable discretion that irreparable harm to the health and safety of Members would result if JHMSC were permitted to utilize the entire cure period. During the thirty (30) day cure period, interim progress reports shall be made. In the event the deficiency is not cured within thirty (30) days in PHCP's reasonable discretion, or the corrective action plan is not acceptable to PHCP, in its reasonable discretion, then PHCP will have the right, upon written notice to JHMSC, to assume responsibility for performance of the applicable JHMSC Service.

              2. In the event PHCP assumes responsibility for such service(s), PHCP may not unilaterally adjust the compensation paid to JHMSC under this Agreement, unless JHMSC agrees in writing as to a compensation adjustment. In the event JHMSC objects to PHCP's assumption of any JHMSC Service(s), JHMSC shall request that the dispute be submitted to mediation within ten (10) days of PHCP's assumption of such JHMSC Service(s), subject to Article XI. In the event JHMSC does not file a request for mediation within the above ten (10) days or file suit to contest PHCP's assumption of responsibility of the applicable JHMSC Service(s) within sixty (60) days following termination of the mediation process set forth in Article XI, then PHCP shall receive payment for the applicable JHMSC Service(s) retroactive to the first day of the month following assumption by PHCP. JHMSC's decision not to file a mediation request or a suit within the above time frames shall be without prejudice and shall not constitute a waiver of any right to challenge PHCP's conduct at a future time.

              3. Payment to PHCP for any JHMSC Service(s) assumed by PHPC shall be at the Administrative Service Rates set forth in Exhibit F, not to exceed fifteen percent (15%) of the Gross Capitation Rates, subject to the following adjustment. For purposes of this Article IV, Section F only, the aggregate per Member per month amount for all JHMSC Services shall be adjusted beginning with the second Contract Year hereunder by the increase, if any, in the general non-medical expenses reflected in the Consumer Price Index, Baltimore City Average, for the previous twelve (12) month period. This adjustment shall then be applied pro rata to each Administrative Service Rate set forth in Exhibit E, provided that in no event shall the amount PHCP is paid for assuming responsibility for the JHMSC Services, combined with the amount PHCP is paid under Article VI, Section A, exceed fifteen percent (15%) of the Gross Capitation Rates.

       G.     TRANSITION OF JHMSC SERVICES. Notwithstanding anything in this
Article IV to the contrary, JHMSC shall not begin to perform any JHMSC Services until JHMSC has met the Benchmarks described in Article IV, Section H and Exhibit D. Accordingly, PHCP shall, effective July 1, 1996, retain the responsibility to perform all the JHMSC Services. Subject to JHMSC meeting the Benchmarks, the responsibility to perform JHMSC Services shall be transitioned to JHMSC on or prior to January 1, 1997. Subject to Article IV, Section H below, each respective JHMSC Service shall be transitioned to JHMSC the first day of the month following the month in which it is determined that JHMSC has met the Benchmarks for that particular JHMSC Service.

       H. BENCHMARKS FOR TRANSITION. Set forth in Exhibit D are Benchmarks which must be achieved by JHMSC with respect to each JHMSC Service before the responsibility for performing each such JHMSC Service will be transitioned to JHMSC. The determination of whether JHMSC has achieved the respective Benchmarks shall be made by PHCP in its reasonable discretion and in good faith in accordance with the following. JHMSC shall notify PHCP when it believes that it has satisfied the Benchmarks for one or more of the JHMSC Services. PHCP shall then have fifteen (15) days to review that submission and determine whether JHMSC has satisfied such Benchmarks and to notify JHMSC in writing of its determination. JHMSC shall provide along with the above notification all relevant information as well as access to JHMSC personnel and facilities reasonably required by PHCP for the purpose of reviewing whether JHMSC has satisfied the Benchmarks. In the event PHCP reasonably determines in good faith that JHMSC has not met one or more of the Benchmarks for any given JHMSC Service, PHCP shall, in its notice to JHMSC, specify the manner in which JHMSC has not met the Benchmark(s) in sufficient detail such as to permit JHMSC to develop remedial steps necessary for JHMSC to satisfy the Benchmark(s). Following implementation of the remedial steps, JHMSC shall, at its discretion, initiate the above notification process once again. In the event, as of January 1, 1997, there remains one or more JHMSC Service(s) which has not been transitioned to JHMSC, JHMSC shall have the right to request that the issue of whether the Benchmark(s) have been satisfied be submitted to mediation in accordance with the procedures set forth in Article XI; provided, however, such matter shall not be submitted to mediation until the process outlined above (i.e., JHMSC notification and submission, PHCP response, and JHMSC resubmission) has occurred once. The matter may be submitted to mediation, at JHMSC's discretion, after the passage of fifteen (15) days following resubmission as JHMSC deems appropriate, and after the mediation, such dispute may be resolved pursuant to Article XI, Section B.

       I. TRANSITION SUPPORT. In order to facilitate the transition of JHMSC Services to JHMSC, the parties shall provide to each other information as may reasonably be requested by the other (including, but not limited to, the information set forth in Exhibit D) and shall make their employees, representatives and agents reasonably available to meet with or consult with the other party's representatives regarding the transition of JHMSC Services.

                             ARTICLE V - EXCLUSIVITY

       A.     EXCLUSIVITY WITHIN EXCLUSIVE AREA.

              1. Subject to Article V, Section B and Section C, JHMSC City Sites shall be available as Primary Care Provider sites under the Maryland Medicaid Managed Care Program exclusively through PHCP during the term of this Agreement.

              2. Except for Exhibit B Providers, MAC Providers employed by JHMSC or an Affiliate that provide services from office locations in the Exclusive Area shall be available as Primary Care Providers under the Maryland Medicaid Managed Care Program exclusively through PHCP during the term of this Agreement. In the event that a MAC Provider employed by JHMSC or an Affiliate renders services from multiple office locations, the above restriction shall apply only to office locations in the Exclusive Area.

              3. JHMSC shall use its best efforts to subcontract with MAC Providers not employed by JHMSC or an Affiliate who have offices in the Exclusive Area, with particular emphasis on those providers designated by PHCP, to be available as Primary Care Providers to PHCP to enroll Eligible Persons under the Maryland Medicaid Managed Care Program. Those MAC Providers who are not employees of JHMSC or an Affiliate shall be free to participate in other MCOs as Primary Care Providers in the Exclusive Area but not the Hopkins MCO (and otherwise shall be free to participate in any contract or arrangement to provide services to Medicaid recipients and others). However, in the event any such MAC Providers maintain multiple office locations, such providers may participate in the Hopkins MCO with respect to office locations outside of the Exclusive Area.

              4. Except as set forth in Article V, Section B and Section C below, neither PHCP nor its Affiliates shall contract, directly or indirectly, with any Primary Care Providers within the Exclusive Area for services to Eligible Persons other than JHMSC (and indirectly with JHMSC Primary Care Providers by virtue of JHMSC's contracts and arrangements with JHMSC Primary Care Providers). However, in the event any such Primary Care Providers maintain multiple office locations, PHCP and its Affiliates may contract with such providers with respect to office locations outside of the Exclusive Area.

              5. JHMSC shall subcontract with the Exhibit B Providers to serve as JHMSC Primary Care Providers for PHCP, except that JHMSC shall not be required to subcontract with any such provider which is precluded by legal or financial status from providing services to Eligible Persons or any such provider that does not otherwise generally provide services to the Medicaid population. Exhibit B Providers shall not be subject to any exclusivity or non-competition covenants or restrictions under this Agreement whatsoever (i.e., Exhibit B Providers shall be free to participate in the Hopkins MCO and in other MCOs as Primary Care Providers for Eligible Persons) and otherwise shall be free to participate in any contract or arrangement to provide services to Medicaid recipients and others.

              6. All Eligible Persons who enroll in PHCP under the Contract shall have the option of selecting JHMSC Primary Care Providers. Neither PHCP nor its Affiliates shall take any action to influence Eligible Persons not to select JHMSC Primary Care Providers. In the event PHCP or its Affiliates has the ability to assign Exclusive Eligibles and/or Eligible Persons living outside the Exclusive Area that were previously enrolled at JHMSC City Sites or influence the assignment of such Eligible Persons to Primary Care Providers, PHPC and its Affiliates shall use its best efforts to maximize enrollment of such Eligible Persons at JHMSC City Sites, subject to access requirements.

              7. Except as expressly provided in this Agreement, JHMSC and its Affiliates and PHCP and its Affiliates shall not be bound by any exclusivity restrictions or non-competition covenants specifically pertaining to the provision of services to Medicaid recipients.

       B. UNION MEMORIAL EXCEPTION. PHCP shall be permitted to enroll Exclusive Eligibles (not to exceed 42,000 member months per Contract Year) who select Primary Care Providers located in the area known as the "Union Memorial Hospital Campus," as designated in Exhibit A to this Agreement. PHCP shall submit to JHMSC biannually a report specifying the number of Exclusive Eligibles who select a Primary Care Provider in the Union Memorial Hospital Campus area.

       C. PROGRAM CARVE-OUTS. PHCP and JHMSC and their Affiliates shall be free to contract directly with the State of Maryland or contract with other organizations and entities with respect to Program Carve-Outs. For Program Carve-Outs, PHCP shall have access to providers in the Exclusive Area employed by entities controlled by The Johns Hopkins Health System Corporation or The Johns Hopkins University, including, but not limited to, The Johns Hopkins University School of Medicine and Exhibit B Providers (to the extent such providers participate in the same carve-out(s) through the Hopkins MCO or another Hopkins Affiliate), at the same pricing then in place between such providers and the Hopkins MCO or Hopkins Affiliate for such carve-out(s). As permitted in Article V, Section A.1. above, PHCP may contract with Primary Care Providers in the Exclusive Area, other than JHMSC, for participation in its delivery network solely for such Program Carve-Outs.

                            ARTICLE VI - COMPENSATION

       A. RETENTION BY PHCP. For each Member selecting or assigned to JHMSC Primary Care Providers, ten percent (10%) of the monthly Gross Capitation Rates paid by the Department to PHCP shall be retained by PHCP for provision of the administrative services set forth in Article III, Section A. Payment of this 10% shall be full compensation for all PHCP Services and other obligations of PHPC under this Agreement, except as provided in Article VIII, Section A and Article IV, Section F.

       B. PAYMENTS TO JHMSC. Subject to Article VIII, Section A, for each Member selecting or assigned to JHMSC Primary Care Providers, ninety percent (90%) of the monthly Gross Capitation Rates paid by the Department to PHCP shall be paid by PHCP to JHMSC by the fifteenth (15th) day of each month for the enrollment for the current month (e.g., capitation payments for Covered Services provided in January shall be made by January 15). In consideration of such payments, JHMSC shall perform the JHMSC Obligations, subject to Article VIII, Section A. This shall include payment for any stop-loss coverage JHMSC may elect to purchase, any stop-loss coverage MCOs may be required to obtain for Covered Services as well as stop-loss coverage required under State or Federal law, including, but not limited to, the Federal Physician Incentive Regulations (if applicable). JHMSC shall be entitled to receive payment for the actual number of Member months for which PHCP has been paid by the Department, including, but not limited to, retroactive payment adjustments. Retroactive payment adjustments shall be made monthly and shall be included with the monthly capitation payments made by PHCP to JHMSC.

       C. REDUCTION IN COMPOSITE RATES. The defined terms in this Article VI, Section C shall have the meanings set forth in Exhibit I. In the event the Comparison Year Composite Capitation Rate for a Contract Year is lower than the Adjusted Composite Capitation Rate Threshold (without an attendant reduction in Covered Services or population carve-out such that the effective rate decrease is less than nine percent (9%), adjusted for inflation, as contemplated in
Exhibit I, or a material increase in Covered Services or the introduction of new populations as Eligible Persons causes the same effect, as determined on an actuarially sound basis), JHMSC shall have the option to: (1) continue the compensation arrangement set forth above in this Article VI, Sections A and B; or (2) elect to be compensated by PHCP on the basis of (a) a multi-specialty capitation (for a market basket of Covered Services substantially equivalent to the services for which JHMSC received a multi-specialty capitation under the Second MAMSA) and (b) a shared bonus pool which pool will receive an actuarial allocation for all Covered Services other than multi-specialty capitated services, with any surplus in the pool at the end of the Contract Year, less an incurred but not reported ("IBNR") claims adjustment (subject to final reconciliation and payment within six months after the end of the applicable Contract Year(s)), divided equally between PHCP and JHMSC. The methodology set forth in Exhibit I shall be used to determine whether there has been a nine percent (9%) reduction in the Composite Capitation Rate, adjusted for inflation, as described above. In the event JHMSC elects this option, JHMSC shall be paid under a most favored nations rate methodology. Subject to Article VI, Sections D and E below, under such methodology, JHMSC shall receive the most favorable combination of multi-specialty capitation and shared bonus pool allocation then in effect between PHCP and other multi-specialty groups, subject to any benefit specific actuarial adjustments necessary to reflect the services provided by JHMSC under the Second MAMSA, and any actuarial adjustments necessary to reflect any differences in administrative services provided by the respective groups as specified by PHCP.

       D.     ALTERNATIVE TO MOST FAVORED NATIONS METHODOLOGY.

              1. In the event JHMSC elects to accept a multi-specialty capitation pursuant to Article VI, Section C above, the most favored nations rate methodology will apply so long as at least two (2) multi-specialty providers in the Service Area that contract with PHCP to provide or arrange Covered Services for Eligible Persons enrolled in PHCP have accepted such capitation and allocation rates and not less than 2,500 Eligible Persons enrolled in PHCP have selected each such provider as a Primary Care Provider.

              2. In the event the conditions set forth in Article VI, Section D. 1. above are not met, the multi-specialty capitation and allocation rates shall be determined based upon the following procedure. The parties shall retain the firm of Milliman and Robertson or its successor (and share the cost equally), to establish market capitation and allocation rates utilizing the methodology set forth below. JHMSC shall have the right to designate the independent actuary (i.e., a Fellow of the Society at Actuaries and qualified member of the American Academy of Actuaries), within Milliman and Robertson to perform and/or supervise the engagement, and shall inform PHPC of the designation prior to notifying Milliman and Robertson; provided that, in the event PHCP presents a compelling reason why the independent actuary designated by JHMSC is not suitable or appropriate for this engagement, JHMSC shall make another selection, subject to PHCP's right to object for a compelling reason.

              3. In establishing market rates, it shall be presumed that the utilization assumptions used by PHCP in its own actuarial rate model(s) to establish provider payment and allocation rates under the Maryland Medicaid Managed Care Program in the Service Area are reasonable. The independent actuary shall use such assumptions unless the actuary finds or is presented with clear and convincing evidence that one or more utilization assumptions in the PHCP rate model(s) is not reasonable, in which case the independent actuary may use such other assumption(s) as he or she deems reasonable. With respect to pricing of particular services and categories of services in determining market rates, the independent actuary shall consider the pricing factors used in the PHCP actuarial rate model(s), but the independent actuary may also rely on and use any other managed care pricing data in the Service Area he or she believes is appropriate. The independent actuary shall also make any necessary adjustments to reflect any factors relevant to JHMSC specifically not included or reasonably reflected in the PHCP actuarial model(s) (but not including utilization and pricing factors which shall be addressed as set forth in this subsection), shall incorporate any state-mandated medical loss ratio requirements into the determination of market rates and shall treat any stop-loss expense (incurred as a result of State or Federal law requirements) as a medical expense of JHMSC.

              4. The actuary's determination of market rates shall be made on an annual basis for remaining Contract Year(s) in the initial term or renewal term unless the multi-specialty groups referenced in the first sentence of this Section then exist, in which event the most favored rate methodology in Article VI, Section C above shall apply. The rates determined by the independent actuary pursuant to this Section shall be final and binding upon the parties and not subject to appeal.

       E. VERIFICATION OF MOST FAVORED RATES. In the event JHMSC elects to accept a multi-specialty capitation and shared bonus pool allocation pursuant to
Article VI, Section C above, and the conditions precedent to application of the most favored nations methodology set forth in Article VI, Section D above are met, Milliman and Robertson shall be retained pursuant the process set forth in
Article VI, Section D.2. to advise which is the most favored rate pursuant to
Article VI, Section C.

       F. RATE CLASSIFICATION. All multi-specialty capitation and allocation rates utilized pursuant to Article VI, Sections C, D and E above, shall employ the demographic rate classifications and other factors used by the Department in the then current Contract.

       G. TIMING OF ELECTION. JHMSC shall make its election under Article VI, Section C within thirty (30) days after most favored rates or market rates, as applicable, are determined pursuant to the procedures set forth in Article VI, Sections C, D, E and F above.

       H.     PERFORMANCE OF JHMSC SERVICES. In the event JHMSC elects under
Article VI, Section C to be paid most favored rates or market rates, as applicable, PHCP shall assume responsibility for JHMSC Services to the extent JHMSC is not otherwise compensated for all or part of those services under the most favored rates or market rates, as the case may be.

                          ARTICLE VII - DATA EXCHANGE

       A. CLAIMS WITH DATES OF SERVICE ("DOS") PRIOR TO DATE OF TRANSITION OF CLAIMS PAYMENT FUNCTION TO JHMSC. In connection with all claims for Covered Services rendered to Members having a DOS prior to the date the claims payment function is transitioned to JHMSC, PHCP shall provide to JHMSC the data elements and management reports specified in Section A.6. of the Business Agreement, and the Exhibits thereto.

       B. CLAIMS WITH DOS ON OR AFTER DATE OF TRANSITION OF CLAIMS PAYMENT FUNCTIONS TO JHMSC. In connection with all claims for Covered Services rendered to Members having a DOS on or after the date that the claims payment function is assumed by JHMSC as a JHMSC Service, JHMSC shall provide to PHCP the data and information as set forth in Exhibit J. The parties acknowledge that JHMSC will be required to provide PHCP with certain reports, but agree that they will work together in good faith to identify data elements to be provided by JHMSC in accordance with Exhibit J, so that, where reasonably feasible, PHCP will produce its own reports.

       C. ENROLLMENT AND CAPITATION INFORMATION. PHCP shall provide to JHMSC enrollment data via tape or other mutually acceptable electronic medium not less frequently than weekly. As soon as PHCP and JHMSC systems reasonably permit, such data shall be exchanged through electronic data interchange on an agreed-upon frequency. PHCP shall also make available (on a call-in basis) to JHMSC its then-standard Maryland Medicaid Managed Care Program enrollment verification system which it may use to verify enrollment as a supplement to the foregoing. Further, at the time capitation payments are made to JHMSC pursuant to Article VI, PHCP shall provide to JHMSC supporting detail for such payments, on tape or other mutually acceptable electronic medium on a monthly basis, in a form and format to facilitate reconciliation of capitation payments to enrollment electronically.

                        ARTICLE VIII - TRANSITION PERIOD

       A. COMPENSATION DURING THE TRANSITION PERIOD. The allocation of the monthly Gross Capitation Rates between PHCP and JHMSC in accordance with Article VI, Sections A and B presumes that JHMSC shall perform all the JHMSC Obligations. With respect to those JHMSC Services which PHCP retains during the transition period in accordance with Article IV, Section G, JHMSC shall compensate PHCP at the per Member per month rates set forth on Exhibit E, for the period of time from July 1, 1996 until each respective JHMSC Service is transitioned from PHCP to JHMSC; provided that, in no event, shall the total compensation paid to PHCP for its administrative services under Article VI, Section A and the amount paid to PHCP under this Article VIII exceed fifteen percent (15%) of the monthly Gross Capitation Rates paid by the Department to PHCP each month. Notwithstanding the preceding sentence, JHMSC shall pay to PHCP, in addition to the Administrative Service Rates set forth in Exhibit E a fee of $28,800 per month for the twelve (12) month period beginning July 1, 1996 and ending June 30, 1997 for services provided by PHCP to facilitate and expedite the transition of JHMSC Services from PHCP to JHMSC. The obligation set forth in the preceding sentence shall survive the termination of this Agreement for any reason. In accordance with Article VI, Section B, PHCP will pay to JHMSC ninety percent (90%) of the Gross Capitation Rates not later than the fifteenth
(15th) day of each month. Any compensation to PHCP from JHMSC for administrative services to be performed by PHCP during the transition period shall be deducted by PHCP from the monthly capitation payment to JHMSC.

       B.     USE OF PHCP SUBCONTRACTORS.

              1. During the period from July 1, 1996 up to and including December 31, 1996, PHCP shall continue to assume responsibility for the provision of home health and ambulance services and PHCP shall be paid by JHMSC for the provision of such services in the amount of eight tenths of one percent (.8%) of the Gross Capitation Rates. PHCP may deduct such amount from the payments due JHMSC pursuant to
                     Article VI. No later than October 1, 1996, JHMSC may elect for PHCP to continue to assume responsibility for the provision of home health and ambulance services, and PHCP shall be paid by JHMSC for the provision of such services in the amount of eight-tenths of one percent (.8%) of the Gross Capitation Rates unless the prices paid by PHCP to its home health and ambulance vendors have increased from the prices in effect on July 1, 1996. In the event such prices have increased, the eight-tenths of one percent (.8%) shall be adjusted by PHCP to reflect the increase.

              2. For those Covered Services which, as of July 1, 1996, were delivered under the Second MAMSA though PHCP subcontractors under capitation arrangements, JHMSC shall continue to use such subcontractors during the term of this Agreement unless JHMSC provides notice to PHCP of its desire to discontinue using those subcontractors upon ninety (90) days prior written notice and provided further that PHCP's subcontractor(s) may be discontinued without violation of the applicable PHCP subcontract in effect as of July l, 1996. A list of applicable PHCP subcontractors is set forth in Exhibit F.

              3. Notwithstanding Article VIII, Section A above, JHMSC agrees to continue using CMG as the mental health/substance abuse subcontractor through at least the expiration or termination of the current contract between PHCP and CMG, which shall not be later than March 31, 1997. JHMSC may utilize PHCP's mental health/substance abuse subcontractor that will replace CMG if notice is received by PHCP no later than

                     September 1, 1996. PHCP may deduct payments made to CMG from payments due to JHMSC pursuant to Article VI.

              4. JHMSC shall have the right to utilize other PHCP single service capitated contractors pursuant to Article II, Section B on behalf of Members, upon no less than ninety
                     (90) days prior notice that it intends to use such subcontractors. However, once JHMSC elects to use such subcontractors, JHMSC may not end such use until the expiration of the then-current contract year for the applicable subcontract and shall provide not less than ninety (90) days prior notice to PHCP in advance of the expiration of the contract year for the applicable subcontract. With respect to existing and future PHCP subcontracts, PHCP shall provide JHMSC with all relevant pricing information reasonably requested by JHMSC within ten (10) days of JHMSC's request. In the event JHMSC elects to utilize a PHCP single service capitated contractor, PHCP shall pay such contractor on behalf of JHMSC and deduct such payment from the amount otherwise due JHMSC pursuant to Article VI. PHCP shall provide JHMSC supporting detail for any such deductions. PHCP shall not be entitled to any transaction fee regarding such payments.

                            ARTICLE IX - SUBCONTRACTS

              A.     AUTHORITY.

                     1. JHMSC shall have the express authority to engage the services of Subcontractors to provide Covered Services to Members. All Subcontractors shall comply with State licensure regulations for providers and shall be subject to the credentialing and recredentialing standards and procedures implemented by JHMSC under this Agreement. All Subcontractors and related subcontracts shall be subject to approval by PHCP, which approval shall not be unreasonably withheld and shall be provided as promptly as reasonably possible upon submission of proposed subcontracts by JHMSC. JHMSC shall require that Subcontractors comply with the terms of this Agreement applicable to JHMSC Primary Care Providers (including, but not limited to, provision of encounter data), unless the context otherwise requires.

                     2. PHCP agrees that the form subcontract attached to this Agreement as Exhibit G is in form and substance acceptable to and approved by PHCP, which approval shall remain in effect unless or until a change in applicable law or regulation or in Department standards or PHCP Policies and Procedures would require modification of the form. JHMSC may use this form without further approval required by PHCP; provided that material changes to the form or any specific subcontract shall require PHCP's advance written approval, which shall not be unreasonably withheld or delayed. PHCP shall be provided with a copy of all non-material changes to the form or any specific subcontract within fifteen (15) days of adoption by JHMSC.

                     3. JHMSC shall submit all subcontracts to be entered into after the effective date of this Agreement for approval by PHPC prior to execution. PHCP shall, within fifteen (15) days of receipt of a proposed subcontract from JHMSC, either approve such subcontract in writing or provide JHMSC with an itemized list of those proposed modifications to the subcontract necessary for compliance with Department requirements or PHCP Policies and Procedures. The parties agree to use their best efforts, in good faith, to address PHCP's objections, if any, and to agree upon an approved subcontract as promptly as reasonably possible following submission by JHMSC. When submitting subcontracts for PHCP approval, JHMSC shall highlight any changes from the approved form, and shall include with such submissions any attachments or exhibits to the subcontract, provided that JHMSC shall not be required to provide any compensation provisions unless the provision of the same is required by State or Federal law or regulation and then only to the extent required by such law or regulation, consistent with Article XIII, Section P.

                     4. JHMSC shall provide PHCP with notice of termination of any subcontract 0within fifteen (15) days after JHMSC gives or receives notice of termination, or, in the event JHMSC or a Subcontractor terminates a Subcontract for cause, then JHMSC shall provide PHCP with notice of the same within two (2) business days after notice is given or received from the Subcontractor, as applicable.

       B. COOPERATION. The parties hereby agree to cooperate and use their best efforts to ensure that the approval process for subcontracts is efficient so as to facilitate, to the maximum extent possible, JHMSC's performance hereunder through the use of its designated Subcontractors.

                        ARTICLE X - TERMS AND TERMINATION

       A. TERMS. Unless sooner terminated in accordance with the provisions of this Article, the initial term of this Agreement shall be from July 1, 1996 through June 30, 2001 and this Agreement shall continue on a year-to-year basis after the initial term, unless either party shall provide notice of termination to the other not less than twelve (12) months prior to the expiration of the initial term or renewal term.

       B. PAYMENT UPON TERMINATION BY JHMSC. Subject to the limitations set forth in this Article X, Section B, in the event JHMSC elects to terminate this Agreement under Article X, Section A (i.e., at the expiration of the initial term or a renewal term by delivery of notice under Article X, Section A), the following shall apply:

              1. JHMSC shall pay PHCP an amount equal to fifty percent (50%) of the fair market value of the Members, not to exceed Five Million Dollars ($5,000,000).

              2. Fair market value of the Members shall be determined by Ernst & Young or its successor, and shall be determined as of the date notice is delivered under Article X, Section A above. PHCP and JHMSC shall jointly engage Ernst & Young. The independent valuation shall be completed within ninety
                     (90) days after notice of termination is provided. The engagement of Ernst & Young, or its successor, shall expressly include that time frame as a performance requirement.

              3. Except as provided in Article V, Section B and Section C and in Article X, Section B.4.b. below, PHCP and its Affiliates shall not contract, directly or indirectly, with Primary Care Providers located in the Exclusive Area to provide Covered Services to Eligible Persons during the remaining term of the Agreement and during the one year period following the termination date.

              4. In the event fifty percent (50%) of fair market value of the Members exceeds Five Million Dollars ($5,000,000), the following shall apply:

                     (a) JHMSC may elect to pay to PHCP the difference between Five Million Dollars ($5,000,000) and fifty percent (50%) of the fair market value of the Members, and the non-competition restriction set forth in Article X, Section B.3. above shall apply; or

                     (b) JHMSC may elect not to pay the difference between Five Million Dollars ($5,000,000) and fifty percent (50%) of the fair market value of the Members or to pay only a portion of the difference between Five Million Dollars ($5,000,000) and fifty percent (50%) of fair market value of the Members, and, in either case, PHCP may contract with one Primary Care Provider in the Exclusive Area (e.g., a single full-time equivalent physician or other full-time equivalent health professional, or more than one part-time physician or health professional which in combination constitutes a full time equivalent) for each One Hundred Thousand Dollars ($100,000) of the amount such fifty percent (50%) of the fair market value of the Members exceeds the amount paid by JHMSC. PHCP's Primary Care Provider contracts may become effective and PHCP may begin to enroll Eligible Persons with such Primary Care Provider(s) as of the ninety first (91st) day following the issuance of the notice of termination, in accordance with the procedures set forth in Article X, Section B.4.d. below.

                     (c) In the event fair market value of the Members is not determined within ninety (90) days after notice of termination as contemplated under Article X, Section
                            B.2. above, and it is determined subsequent to PHCP entering into any of the above-referenced contracts with Primary Care Providers that insufficient credits exist for one or more such contracts, PHCP shall assign one or more of such contracts to JHMSC (as designated by JHMSC), or revise such contracts as appropriate, subject to the terms of those contracts. If the terms do not permit such assignment, PHCP shall terminate the contract(s), as applicable, as soon as possible

                     (d) In the event PHCP contracts with one or more JHMSC Primary Care Providers (i.e., JHMSC Subcontractors) prior to termination of this Agreement, as permitted in Article X, Section B.4.b. above, it is agreed that: (1) all Eligible Persons that selected or were assigned to such JHMSC Primary Care Providers as of the date of delivery of the notice of termination through the ninetieth (90th) day following the delivery of notice of termination shall remain Members subject to the terms of this Agreement (including those Eligible Persons that involuntarily disenroll during the period between the dates of delivery of notice and ninety (90) days following such notice and re-enroll within ninety (90) days of disenrollment provided the Department permits automatic reassignment to JHMSC); and (2) Eligible Persons that enroll with PHCP and select or are assigned to such JHMSC Primary Care Provider(s) subsequent to the ninetieth (90th) day following the delivery of notice of termination (including former Members who voluntarily disenrolled) shall be allocated equally to this Agreement and to PHCP separate and apart from this Agreement.

              5. In the event of a JHMSC Medicaid Sale within the three-year period following the termination date, PHCP shall be entitled to share in the proceeds of the sale in an amount equal to the difference between (a) fifty percent (50%) of fair market value of the Members determined pursuant to
                     Article X, Section B.2., and (b) the amount paid by JHMSC under Article X, Section B.2. above plus One Hundred Thousand Dollars ($100,000) for each Primary Care Provider in the Exclusive Area with whom PHCP contracts as set forth in Article X, Section B.4.b. above.

              6. Any payments due under this Section shall be made within thirty (30) days after termination of this Agreement, and thirty (30) days after proceeds of the JHMSC Medicaid Sale have been received by JHMSC (if applicable), as the case may be.

       C. TERMINATION BY PHCP. In the event PHCP elects to terminate this Agreement under Article X, Section A (i.e., upon expiration of the initial term or renewal term), the following shall apply:

              1. JHMSC shall not be required to make any payment to PHCP; provided, however, JHMSC may elect to restrict PHCP and its Affiliates from contracting, directly or indirectly, with Primary Care Providers in the Exclusive Area (other than as permitted under Article V, Sections B and C) to provide services to Eligible Persons during the remaining term of this Agreement and during the two (2) year period following the termination date by electing to pay PHCP twenty-five percent (25%) of the fair market value of the Members as of the date of the notice of termination, not to exceed Five Million Dollars ($5,000,000).

              2. Fair market value of the Members shall be determined as set forth in Article K, Section B.2. above.

              3.     Article X, Section B.4.b. shall not apply.

              4. Any payments due under this Section shall be made within thirty (30) days after termination of this Agreement.

       D. PHCP MEDICAID SALE. In the event of a PHCP Medicaid Sale, then JHMSC shall have the right to accelerate the termination of this Agreement, as provided in this Article X, Section D. PHCP shall provide JHMSC notice of the sale promptly after execution of definitive agreement(s) or prior thereto at PHCP's election, which notice shall set forth the scheduled closing date. JHMSC shall provide notice of its election upon the earlier to occur of: thirty (30) days after its receipt of notice of the pending sale; or thirty (30) days prior to the scheduled closing date of the sale.

              1. In the event JHMSC elects to accelerate termination, the purchaser does not operate an MCO or, during the period prior to commencement of the Maryland Mandatory Medicaid Managed Care Program in the Exclusive Area, an HMO under the Maryland Medicaid Managed Care Program in the Exclusive Area, and the purchaser is an assignee under Article XIII, Section K, then the following shall apply:

                     (a) Termination shall be effective twelve (12) months after closing of the sale.

                     (b) JHMSC shall pay to PHCP or its designee upon termination of this Agreement, fifty percent (50%) of the fair market value of the Members as of the date of JHMSC's notice of its acceleration of termination, not to exceed Five Million Dollars ($5,000,000).

                     (c) Fair market value shall be determined as set forth in Article X, Section B.2.

                     (d) PHCP and the purchaser and their respective Affiliates shall be prohibited from contracting, directly or indirectly, with Primary Care Providers in the Exclusive Area (other than as permitted under Article V, Sections B and C) for purposes of serving Eligible Persons during the remaining term of this Agreement and for one year thereafter.

                     (e)    Article X, Section B.4.b. shall not apply.

                     (f) Any payments due under this Article X, Section D.1. shall be made within thirty (30) days after termination of this Agreement.


              2. In the event JHMSC elects to accelerate termination, the purchaser operates an MCO or, during the period prior to commencement of the Maryland Mandatory Medicaid Program in the Exclusive Area, an HMO under the Maryland Medicaid Managed Care Program in the Exclusive Area and the purchaser is an assignee under Article XIII, Section K, the following would apply:

                     (a) Termination shall be effective twelve (12) months after closing of the sale.

                     (b) JHMSC shall not be required to make any payment to PHCP or its designees. After the termination of this Agreement, neither the purchaser nor JHMSC or their Affiliates would be subject to any non-competition restrictions.

                     (c) PHCP and its Affiliates shall be prohibited from contracting, directly or indirectly, with Primary Care Providers in the Exclusive Area (other than as permitted under Article V, Sections B and C) for purposes of serving Eligible Persons during the remaining term of this Agreement and for one year thereafter.

              3. In the event JHMSC elects to accelerate termination, and the purchaser is not an assignee under Article XIII, Section K, then the following shall apply:

                     (a) Termination shall be effective as of the date of the closing of the sale; provided that, in the event the PHCP Medicaid Sale closes prior to the actual start date of the Maryland Mandatory Medicaid Managed Care Program in the Exclusive Area, termination shall be effective as of (i) the actual start date of the Mary-land Mandatory Medicaid Managed Care Program, or
                            (ii) such earlier date as JHMSC may elect.

                     (b) JHMSC shall not be required to make any payments to PHCP or its designee. After the termination of this Agreement, neither the purchaser nor JHMSC or their Affiliates would be subject to any non-competition restrictions.

                     (c) PHCP and its Affiliates shall be prohibited from contracting, directly or indirectly, with Primary Care Providers in the Exclusive Area (other than as permitted under Article V, Sections B and C) for purposes of serving Eligible Persons during the remaining term of this Agreement and for one year thereafter.

       E. TERMINATION IN THE EVENT OF CONTRACT TERMINATION. In the event PHCP receives a notice from the Department of the Department's intention to terminate the Contract or not to enter into another Contract for an additional term, PHCP shall provide a copy of such notification to JHMSC within two (2) business days of receipt by PHCP. This Agreement shall automatically terminate upon the effective date of termination or non-renewal contained in the Department's notice to PHCP unless such notice is revoked, suspended or enjoined or the effective termination date extended. This Article X, Section E shall apply in the event PHCP fails to qualify as an MCO as of the actual start date of the Maryland Mandatory Medicaid Managed Care Program affecting the Exclusive Area. In the event of termination under this Article X, Section E, JHMSC shall not be required to make any payments to PHCP, and neither party shall be subject to any post-termination non-competition covenants.

       F. TERMINATION FOR CAUSE. In the event of a default by either party with respect to one or more of the substantive provisions of this Agreement, the non-defaulting party may give written notice of such default to the defaulting party and the defaulting party shall have sixty (60) days after receipt of written notice to cure the default or, in the event the default is not capable of being cured within such sixty (60) day period, to substantially commence the cure of such default. Such notice shall include a description of the alleged default with sufficient detail to fairly inform the defaulting party. If the default is not cured, or the cure is not substantially commenced, within the sixty (60) day period, the Agreement shall terminate as of the expiration of the sixty (60) day notice period. In the event of a default falling within the scope of Article IV, Section F, JHMSC's right to cure a for cause termination shall be limited to the cure rights provided therein. In the event of termination under this Article X, Section F, JHMSC shall not be required to make any payments to PHCP, and neither party shall be subject to any post-termination non-competition covenants.

       G.     TERMINATION IN EVENT PHCP FAILS TO MAINTAIN GOOD STANDING AS AN
MCO.

              1. In the event PHCP is not in good standing as an MCO any time during the term of this Agreement and, as a direct result, (1) further enrollment of Eligible Persons in PHCP in the Exclusive Area is suspended (except as provided in this Article X, Section G below), (2) all or part of the Gross Capitation Rates are withheld, or (3) another penalty is imposed that would have a material adverse impact upon JHMSC, then, unless the reason for the loss of good standing is JHMSC's non-compliance with the terms and conditions of this Agreement, JHMSC shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to PHCP, subject to a right to cure within the thirty (30) day notice period. If a cure is achieved within the thirty (30) day notice period, JHMSC's notice of termination shall be withdrawn and deemed void. Cure shall be deemed to have been achieved if the adverse impact referenced above is substantially eliminated. In the event the default is not cured within the thirty (30) day period, the Agreement shall terminate as of the expiration period or the thirty (30) day notice period.

              2. In the event PHCP receives notice of a sanction or penalty by the Department directly related to services to Members or which has a material adverse impact on the arrangements contemplated under this Agreement, PHCP shall provide JHMSC with a copy of any such notice within two (2) business days of PHCP's receipt of the same. Notwithstanding Article X, Section G.1. above, in the event enrollment of Exclusive Eligibles in PHCP is suspended at any time subsequent to one year after the start date of the Maryland Manda-tory Medicaid Managed Care Program in the Exclusive Area, the time period for PHCP to cure the suspension shall be extended to one hundred eighty (180) days; provided that commencing on the thirty-first (31st) day of the suspension, JHMSC City Sites may participate in the Hopkins MCO as Primary Care Providers. Upon the lifting of the suspension by the Department, JHMSC City Sites shall cease to be available as Primary Care Providers through the Hopkins MCO.

              3. In the event of termination under this Article X, Section G, JHMSC shall not be required to make any payments to PHCP, and neither party shall be subject to any post-termination non-competition covenants.

       H. MEDICAL LOSS RATIO REQUIREMENTS. Under the Maryland Mandatory Medicaid Managed Care Program, the Department has the authority to reduce Gross Capitation Rates paid to an MCO if the MCO's medical loss ratio is less than mandated by applicable law. In the event the law sets, or the Department defines, "medical loss ratio" in a manner that would require material modification of the terms of this Agreement in order to avoid a reduction in Gross Capitation Rates paid by the Department to PHCP, both parties shall take all reasonable steps within the limits of applicable law and regulation, including such lobbying efforts as may be permitted by law, to avoid a reduction of Gross Capitation Rates while maintaining the substance of the financial terms contemplated hereunder. In the event PHCP receives notification from the Department of a possible or pending reduction in Gross Capitation Rates due to the medical loss ratio requirements, PHCP shall provide a copy of said notice to JHMSC within two (2) business days of receipt of the same. In the event of a reduction in Gross Capitation Rates due to the medical loss ratio requirements, either party would have the right to terminate this Agreement upon thirty (30) days prior written notice to the other. In the event notice is provided by either party, the following would apply:

              1. If, during the notice period, either party takes steps to eliminate any adverse impact of the reduced Gross Capitation Rates upon the other party, such as by supplementing the other party's compensation, the notice of termination shall be withdrawn and deemed void.

              2. In the event notice of termination is not withdrawn, then either of the following options shall apply, at JHMSC's election:

                     (a) Termination of the Agreement shall be effective as of the end of the then-current Contract Year, and, for the balance of the then-current Contract Year, JHMSC shall be compensated as a multi-specialty provider on the basis set forth in Article VI, Sections C and D. In addition, JHMSC shall pay to PHCP twenty-five percent (25%) of the fair market value of the Members, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), as of the date notice was provided pursuant to the procedures set forth in Article X, Section C, in which event PHCP and its Affiliates shall not contract, directly or indirectly, with Primary Care Providers located in the Exclusive Area to provide Covered Services to Members during the remaining term of the Agreement and during the one-year period following the termination date (except as provided in Article V, Section B and C), and Article X, Section B.4.b. shall not apply; or

                     (b) This Agreement shall remain in effect until the expiration of the initial term or renewal term, as the case may be, and, for the balance of the then-current term, JHMSC shall be paid as a multi-specialty provider on the basis set forth in
                            Article VI, Sections C and D above. In such event, JHMSC would not be required to make any payment to PHCP under Article X, Section B upon the expiration of the initial term or a renewal term, as the case may be, and neither party shall be subject to any post-termination non-competition covenants.

       I. RE-ENROLLMENT COOPERATION. In the event this Agreement is terminated pursuant to Article X, Section A, Section B, Section C, Section D.l., Section E, Section F (other than by PHCP), Section G, or Section H, PHCP will take any and all actions reasonably requested by JHMSC to cause the efficient re-enrollment of Members in the Hopkins MCO or other entity designed by JHMSC, and to facilitate such re-enrollment process with the least possible disruption to Members. The foregoing shall be subject to PHCP's rights to enroll Eligible Persons under Article X, Section B.4.b.

                         ARTICLE XI - DISPUTE RESOLUTION

       A. MEDIATION. Disputes that arise between the parties under this Agreement shall be subject to the following: The parties shall employ non-binding mediation utilizing a single mediator under the rules of the American Arbitration Association ("AAA"). The parties shall request the AAA, to the extent reasonably possible, to provide a list of mediators that have expertise in the substantive field in which the dispute falls. The parties shall have five (5) business days from receipt of the list of mediators to mutually agree upon a mediator from that list. If the parties fail to do so, the AAA may select the mediator. The mediation shall be completed no later than sixty (60) days from the submission date of the mediation request to the AAA and both parties agree to seek completion of the mediation within that time frame. If the mediation is not completed within that time frame, either party may terminate the mediation and pursue such other rights as it may have, including litigation. The mediator shall have the right, but not the obligation, to seek expert advice on the dispute from the applicable lists of experts set forth in Exhibit H. The mediation shall be conducted in a confidential manner and treated as settlement negotiations. None of the documents, information, statements or similar materials which are made part of the mediation by one party shall be admissible in any subsequent litigation unless obtained independently of the mediation. All costs of any mediation, including the costs of any experts used by the mediator, shall be borne equally by the parties. Attorney's fees and the costs of a party's own experts shall be borne by that party. The parties agree that any applicable statute of limitation or of repose shall be deemed to be, and shall be, tolled upon demand for mediation and for a period of sixty (60) days following the end of the mediation process.

       B. RESOLUTION OF DISPUTES. Disputes arising under this Agreement may be resolved through litigation in a court of competent jurisdiction, unless otherwise settled by the parties by mutual agreement, after non-binding mediation, as applicable. Exhaustion of the mediation process as set forth in
Article XI, Section A above, shall not be a pre-condition to obtaining an injunction or restraining order in a court of law or equity.

       C. NO DEDUCTION OR SET-OFF. In the event a dispute arises regarding whether either party is in compliance with the terms and conditions of this Agreement, such dispute shall be resolved by the dispute resolution procedures set forth in this Article XI. In no event shall PHCP or JHMSC have the unilateral right to reduce the amount of any payments hereunder to the other or make set-offs against such payments unless authorized by the other party in writing.

                    ARTICLE XII - COVERED PERSONS PROTECTIONS

       A. NON-DISCRIMINATION. JHMSC agrees not to differentiate or discriminate in the treatment of Members on the basis of source of payment for health care services, economic status, sex, age, race, color, religion, origin, place of residence, health status or handicap. JHMSC will observe, protect and promote the rights of Members as patients.

       B. COMPLAINTS. JHMSC and PHCP agree to cooperate in resolving Member complaints about services rendered by JHMSC Primary Care Providers or Subcontractors. Such complaints will be resolved using the PHCP Member complaint resolution and grievance procedures. PHCP shall have the final authority in resolving any complaint or grievance except as otherwise provided by the Contract or Department requirements.

       C. HOLD-HARMLESS. JHMSC and its Subcontractors will look solely to PHCP for payment for Covered Services provided to Members (except for any permitted co-payments, if applicable). Neither JHMSC nor its Subcontractors shall, under any circumstances including, but not limited to, PHCP's insolvency or inability to pay, assert any claim for compensation for Covered Services against Members (or persons acting on their behalf), the Department, the State of Maryland or HCFA. JHMSC agrees that this Article XII, Section C shall survive the termination of this Agreement regardless of the reason for termination, shall be construed to be for the benefit of Members, the Department, the State of Maryland and HCFA and shall supersede any other existing or future oral or written agreement between JHMSC or a Subcontractor and a Member or a person acting on a Member's behalf. Any modifications, additions or deletions to the provisions of this Section shall become effective on a date no earlier than thirty (30) days after the Maryland Commissioner of Insurance has received written notice of such proposed changes.

                        ARTICLE XIII - GENERAL PROVISIONS

       A. CONFIDENTIALITY. Each party recognizes that all non-public materials provided to it by the other party, including material prepared and/or provided by the Department (unless available through applicable freedom of information statutes and regulations) and encounter data supplied to PHCP by JHMSC, are the proprietary property of the party providing the information and the party receiving the information shall not disclose or release such material to any third-party with the exception of the Department, EQRO, NCQA or as otherwise required herein for PHCP's administration of this Agreement or the Contract without the prior written consent of the party providing the information, except as otherwise required by law or regulation or by order of a court of competent jurisdiction. In addition, such materials shall only be used by the receiving party to perform its obligations under this Agreement and for the purpose of audits and accreditations and for no other purposes. Upon termination of this Agreement, each party agrees to make a reasonable effort to return all such materials to the party that provided the information, including all copies thereof, unless otherwise waived in writing by the party to receive the information. The parties agree that any violation of this provision shall result in irreparable injury to the other party; therefore, notwithstanding
Article XI, in addition to any relief otherwise available to the parties, either party is entitled to obtain an injunction enjoining and restraining the other party and any related individuals or parties from violating this provision. If it is determined that the scope of this provision is too extensive to be enforceable by a court, then it shall be modified to the extent determined by a court to be reasonable in order to obtain enforcement, and the parties hereto agree to accept such determination subject to any appeals.

       B. SOLICITATION. During the term of this Agreement, JHMSC or JHMSC Primary Care Providers shall not solicit Members to disenroll from PHCP nor solicit Exclusive Eligibles to enroll in another HMO or MCO under the Maryland Medicaid Managed Care Program; provided that general marketing to Eligible Persons (i.e., not specifically targeted to Exclusive Eligibles) shall not be prohibited, nor shall any JHMSC Primary Care Providers be precluded from informing the public of their participation in other HMOs or MCOs. In addition, JHMSC Primary Care Providers may participate in, but not initiate, promotional activities initiated by other HMOs and/or MCOs so long as such JHMSC Primary Care Providers agree to participate in similar activities initiated by PHPC.

       C. INDEMNIFICATION AND CONTRIBUTION. The parties agree to adhere to and be bound by the Maryland common law and statutory principles of indemnification and contribution.

       D. SEVERABILITY. The provisions of this Agreement shall be severable. If any portion of this Agreement is held to be unlawful or unenforceable, that portion shall not affect any other portion of this Agreement, and the remaining terms and conditions or portions will remain in effect. The portion held to be unlawful or unenforceable shall be reformed in a manner so as to be lawful and enforceable, as agreed to by the parties.

       E. WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any later breach or violation.

       F. HEADINGS. The headings of the various Articles and Sections of this Agreement are merely for convenience and do not, expressly or by limitation, limit, define or extend the terms of the Articles and Sections to which they apply.

       G. REMEDIES CUMULATIVE. All rights and remedies under this Agreement will be cumulative, and not alternative.

       H. GOVERNING LAW. This Agreement shall be construed by and governed according to the internal laws of the State of Maryland without regard to its choice of laws or conflict of laws provisions, including, without limitation, in relation to all matters of formation, interpretation, construction, validity, performance and enforcement.

       I. AMENDMENT. No term or provision of this Agreement may be changed, discharged, modified or terminated orally or in any manner other than by an instrument in writing signed by the parties hereto; provided that this Agreement shall be self-amending in order to conform to any changes in Federal or State laws or regulations unless any such self-amendment would materially alter the obligations or benefits of either party under this Agreement.

       J. COUNTERPARTS. This Agreement may be executed in any number of counterparts, which, when read together, shall comprise one instrument.

       K. ASSIGNMENT. This Agreement, including the rights, benefits, and duties hereunder, shall not be assigned, sublet, delegated or transferred by either party without the prior written consent of the other and the Department; provided that PHCP may assign this Agreement to a purchaser of its Medicaid line of business with the consent of the Department but without the consent of JHMSC. Any such assignment shall be subject to provisions of Article X, Section D. Notwithstanding the above, this Agreement may be assigned by PHCP to The Prudential Insurance Company of America or an Affiliate.

       L. INSURANCE. JHMSC shall maintain malpractice coverage for all physicians and other health professionals employed by JHMSC or its subsidiaries or its Affiliates. For each individual physician, the coverage limits shall be no less than One Million Dollars ($1,000,000) per claim or occurrence and Three Million Dollars ($3,000,000) per year. JHMSC agrees to submit to PHCP evidence that it has obtained such insurance coverage. Subcontractors shall maintain comparable coverage. JHMSC shall maintain general liability insurance and liability insurance covering utilization management activities with coverage limits customary for organizations of similar size and performing similar functions.

       M. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon all permitted successors and assigns of the parties.

       N. INDEPENDENT CONTRACTORS. The relationship among PHCP, JHMSC and Subcontractors are those of independent contractors. None of the provisions of this Agreement create nor are they intended to create or to be construed to create an agency, partnership, joint venture or employer-employee relationship between PHCP and JHMSC or its Subcontractors.

       O. NOTICE. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by either pre-paid, certified mail return receipt requested, or overnight courier delivery service, to:

                             Prudential Health Care Plan, Inc.
                             2800 North Charles Street
                             Baltimore, MD 21218
                             Attn:  President
     with copies to:         Gnessin & Waldman
                             1300 19th Street, NW
                             Suite 408
                             Washington, D.C. 20036
                             Attn:  Alan M. Gnessin

                                    and

                             The Prudential Insurance Company of America
                             250 Gibraltor Road
                             Building 3 North
                             Horsham, PA 19044
                             Attn:  Counsel

                             Johns Hopkins Medical Services Corporation
                             3100 Wyman Park Drive
                             Baltimore, MD 21211
                             Attn:  President

     with a copy to:         The Johns Hopkins Health System Corporation
                             600 North Wolfe Street, Admin. Rm. 414
                             Baltimore, MD 21287-1914
                             Attn:  General Counsel

       Either party may, at any time, change the address for receipt of notices by giving written notice to the other party.

       P. PHCP DATA REQUESTS. In the event PHCP requests information from JHMSC pursuant to this Agreement as needed for compliance by PHCP with PHCP Policies and Procedures or Departmental standards, the Contract, NCQA, EQRO, or applicable law, JHMSC shall provide such information. However, the parties agree that, if any PHCP request involves JHMSC uniquely sensitive information, in the reasonable opinion of JHMSC, JHMSC may request PHCP to provide a brief description of the basis for the request and explore with PHCP the possibility of limiting production of the information so as to avoid the provision of the uniquely sensitive information. In addition, and subject to the balance of this
Article XIII, Section P, JHMSC shall provide PHCP with information in a manner and form that will not cause JHMSC to waive any confidentiality privileges available to it under applicable law. However, if such information cannot reasonably be provided in a manner and form as reasonably required by PHCP to meet its above informational requirements, then, notwithstanding any confidentiality privileges available to JHMSC, JHMSC will provide to PHCP the information required under the terms of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, JHMSC shall not be required to provide PHCP with vendor or provider pricing data; provided, however, in the event the Department, the EQRO, or the NCQA requires such information, JHMSC shall provide such information directly to such entity, if acceptable to such entity. In addition, JHMSC will provide such information, as applicable, directly to PHCP to the extent necessary for PHCP to perform and comply with applicable State or Federal law. It is agreed by the parties that this Article XIII, Section P shall be read in conjunction with all provisions of this Agreement pertaining to the provision of information and data by JHMSC to PHCP.

       Q. SCOPE OF AGREEMENT. Upon execution of this Agreement, the Second MAMSA shall automatically terminate, effective at 12:00 midnight June 30, 1996 without further action of the parties. In addition, all terms and provisions contained in the Asset Purchase Agreement entered into between The Johns Hopkins Health Plan, Inc. and Prudential Health Care Plan, Inc. on May 20, 1991 (the "Asset Purchase Agreement") and the Non-Competition Agreement entered into between The Johns Hopkins Health System Corporation and Prudential Health Care Plan, Inc. on May 20, 1991 (the "Non-Competition Agreement") pertaining to the provision of services to Medicaid recipients are expressly superseded by this Agreement. Other than the restrictions set forth in this Agreement, JHMSC, JHHC, The Johns Hopkins Health System Corporation and their respective Affiliates or related entities shall not be subject to any exclusivity or non-competition restrictions whatsoever as regards the provision of, arranging of, administration of or underwriting of services to Medicaid recipients. Paragraphs 6, 8 and 10 of the Second Settlement Agreement and Release are by reference incorporated into this Agreement. Subject to the above in this Article XIII, Section Q, this Agreement, together with any supplements, addenda, amendments, modifications or attachments, is the complete Agreement. Neither party has made any representations or warranties other than as set forth in this Agreement and any Exhibits hereto.

       R. SURVIVAL OF PROVISIONS. The following provisions of this Agreement shall survive the termination of this Agreement: Article II, Section A; Article III, Section A.5.; Article IV, Section B.2.; Article IV, Section B.3.; Article IV, Section E; Article VII (with respect to dates of service prior to termination date); Article X (except Section A); Article XI; Article XII;
Article XIII, Section A; Article XIII,

Section C; Article XIII, Section D; Article XIII, Section E; Article XIII, Section G; Article XIII, Section H; Article XIII, Section O; Article XIII, Section P; and Article XIII, Section Q.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.


JOHNS HOPKINS MEDICAL SERVICES CORPORATION                             PRUDENTIAL HEALTH CARE PLAN, INC.

By:   /s/ Martha D'Erasmo                                              By:   /s/   Dawn R. Walsh
   -------------------------------                                         ---------------------------------------
          Martha D'Erasmo                                               Print or
          President                                                    Type Name:   Dennis R. Walsh
                                                                                  --------------------------------
                                                                       Title:    Senior Vice President
Date:     8/2/96                                                       Date:   8/2/96
     ------------------------------------------------                  -------------------------------------------



ACKNOWLEDGED AND AGREED:

In consideration of the mutual promises and good and valuable consideration passing between PHCP and JHMSC for which the Johns Hopkins Health System Corporation ("JHHS") derives considerable financial and non-financial benefits, which consideration and benefits are hereby acknowledged, JHHS guarantees all of the financial obligations of JHMSC under this Agreement. JHMSC and JHHS recognize that but for such financial guarantee, PHCP would not have entered into this Agreement.

                                                 THE JOHNS HOPKINS HEALTH
                                                 SYSTEM CORPORATION

                                                 By:[illegible  signature]
                                                    ---------------------------

                                                 Title: V.P. of General Counsel
                                                        -----------------------
                                                 Date:       8/2/96
                                                       ------------------------

In consideration of the mutual promises and good and valuable consideration passing between PHCP and JHMSC for which Prudential derives considerable financial and non-financial benefits, which consideration and benefits are hereby acknowledged, Prudential agrees that it shall be bound by the provisions set forth in Article V, Section A.4. and Section A.6. and Article X, Section B.3., Section C.l., Section D.1.d., D.2.c. and D.3.c., and Section H.2.a., and that it shall take no action, directly or indirectly, the effect of which would be to cause PHPC not to perform fully its obligations under this Agreement.


                                              THE PRUDENTIAL INSURANCE
                                              COMPANY OF AMERICA

                                              By:
                                                 -----------------------------

                                              Title:
                                                    -------------------------

                                              Date:
                                                    ---------------

                           AMENDMENT AND ASSIGNMENT OF
                            THIRD MEDICAL ASSISTANCE
                           MEDICAL SERVICES AGREEMENT


       THIS AMENDMENT AND ASSIGNMENT amends that certain Third Medical Assistance Medical Services Agreement ("Third MAMSA") between Prudential Health Care Plan, Inc. ("PHCP") and Johns Hopkins Medical Service Corporation ("JHMSC") dated as of July 1, 1996, and assigns the Third MAMSA to AMERIGROUP Maryland, Inc., A Managed Care Organization ("AMERIGROUP"), a corporation organized under the laws of Delaware with its principal place of business in Virginia Beach, Virginia. Capitalized terms not defined when used below shall have the meanings given such terms in Article I of the Third MAMSA.

                                    RECITALS

       WHEREAS, PHCP and JHMSC have previously entered into the Third MAMSA, and

       WHEREAS, PHCP contracted with AMERIGROUP on December 23, 1998 to transfer certain assets related to PHCP's Maryland Medicaid managed care business to AMERIGROUP (such contract the "Purchase Agreement"), and

       WHEREAS, the Department will enter into a contract with AMERIGROUP effective June 1, 1999 (the "AMERIGROUP MCO Agreement") whereunder Medicaid patients that do not elect to disenroll from PHCP during the 30-day period prior to the sale of assets by PHCP to AMERIGROUP will be automatically re-enrolled with AMERIGROUP, subject to voluntary disenrollment during the 90-day period after the consummation of the sale, and

       WHEREAS, PHCP and JHMSC desire to amend the Third MAMSA as set forth herein and PHCP desires to assign the Third MAMSA from PHCP to AMERIGROUP as set forth below, and

       WHEREAS, PHCP and AMERIGROUP are also entering into this Amendment and Assignment in reliance on the covenant of the Mid-Atlantic Association of Community Health Centers in the Covenant Not to Sue attached hereto.

       NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party, the parties agree as follows:

              1. SCOPE OF AMENDMENT: In the event of a conflict between the terms of this Amendment and Assignment and the Third MAMSA, the terms of Amendment and Assignment shall prevail.

              2. TERMINATION OF EXCLUSIVITY: Effective as of the closing of the sale of assets by PHCP to AMERIGROUP and the effective date of the AMERIGROUP MCO Agreement (collectively "the Closing"), Article V of the Third MAMSA shall be, and hereby is, deleted and of no force or effect whatsoever. Effective as of the execution of this Amendment and Assignment (the "Execution Date"), the respective obligations of the parties to the Third MAMSA are hereby modified to permit each party to enter into contracts which will become effective only at Closing contemporaneously with the termination of Article V as described in the preceding sentence. If Closing does not occur on or before July 1, 1999, Article V will remain in full force and effect and the contingent contracts entered into during the period prior to and including July 1, 1999 will be null and void.

              3.     TERMINATION OF BUYOUT AND NON-COMPETITION PROVISIONS:
                     Effective as of the Closing, Article X.B., Article X.C. and
                     Article X.D. of the Third MAMSA shall be deleted and of no force or effect whatsoever. Accordingly, without limiting the foregoing, Article I.HH. shall be of no force or effect from and after such time.

              4. TERM AND TERMINATION OF THIRD MAMSA: Effective as of the Closing, Article X.A. of the Third MAMSA shall be deleted and the following substituted in lieu thereof:

                     A. TERM: Unless sooner terminated in accordance with the provisions of this Article, the term of this Agree-
                     ment shall be from July 1,1996 through and ending upon December 31, 2000.

              Article X.H. shall be deleted as of the Closing and shall be of no further force or effect.

              5. ASSIGNMENT OF THIRD MAMSA: Effective as of the Closing, the Third MAMSA shall be hereby assigned from PHCP to AMERIGROUP pursuant to Article XIII.K. of the Third MAMSA. This Amendment and Assignment will be null and void if the Closing does not occur on or before July 1, 1999. PHCP (and Prudential, but only to the extent of the obligations it assumed under the Third MAMSA relating to provisions not otherwise terminated hereunder) shall remain liable for any liabilities or obligations which arise under the Third MAMSA prior to Closing (including obligations arising before the Closing the performance of which is required post-Closing) and AMERIGROUP shall not be deemed to have assumed any of such liabilities or obligations; provided, however, to the extent data or information related to such obligations has been delivered by PHCP to AMERIGROUP, AMERIGROUP covenants to PHCP to use commercially reasonable efforts to provide PHCP with such data or information as may be necessary to discharge such obligations (nothing herein shall be deemed to modify or limit the respective obligations of PHCP and AMERIGROUP under the Purchase Agreement). Further, JHMSC shall remain liable to PHCP for any liabilities and the performance of any obligations arising prior to Closing. From and after Closing, AMERIGROUP shall be solely liable for the liabilities and obligations of "PHCP" under the Third MAMSA, the initial performance of which is due after Closing, and PHCP shall have no liability with respect to such liabilities and obligations. From and after Closing, AMERIGROUP shall have the rights, benefits and privileges of PHCP (and Prudential) under the Third MAMSA, as amended hereby. Notwithstanding the foregoing, PHCP is not hereby released from its acts or omissions related to the transition of its operations to AMERIGROUP pursuant to the Purchase Agreement for which it shall remain responsible; provided, however, that this sentence shall not vest in JHMSC any rights as a third party beneficiary or otherwise to enforce any of the obligations of PHCP owed to AMERIGROUP under the terms of the Purchase Agreement.

              6. COMPENSATION: Effective as of the Closing, Article VI.C., VI.D., VI.E., VI.F., VI.G. and VI.H. are deleted and of no force or effect whatsoever. Article VI.B. is hereby amended, effective as of the Closing, as it pertains to stop-loss coverage, as set forth in this paragraph. Prior to May 1, 1999, the Department provided to MCOs, on a mandatory basis, stop-loss coverage at specified deductible and coverage levels. As of May 1,1999, the Department will no longer provide stop-loss coverage and MCOs shall have the option, but not the obligation, to obtain stop-loss coverage. JHMSC shall have the following three options with respect to stop-loss coverage: (a) at JHMSC's request, AMERIGROUP will provide stop-loss coverage for the benefit of JHMSC at the levels provided by the State prior to May 1, 1999 (or such other coverage level as may be agreed by the parties) at AMERIGROUP's actual cost in the event AMERIGROUP purchases such coverage from a third-party insurer or, in the event AMERIGROUP self-insures for catastrophic claims, the cost to JHMSC shall be the actuarially projected cost with no profit markup or risk retention markup by AMERIGROUP; (b) JHMSC may elect to purchase stop-loss coverage from a commercial insurer of its choosing; or (c) JHMSC may elect to forego obtaining stop-loss coverage and the Gross Capitation Rates upon which JHMSC's percentage of premium is based shall not reflect any deduction or charge for stop-loss coverage; the foregoing notwithstanding, JHMSC also shall be responsible to comply, at its expense, with any applicable stop-loss and reporting requirements imposed upon AMERIGROUP under the Federal Physician Incentive Plan Regulations by virtue of JHMSC's contracts with its groups and physicians.

              7.     RE-ENROLLMENT COOPERATION: Effective as of the Closing,
                     Article X.I. shall be deleted and the following inserted in lieu thereof:

                     I. RE-ENROLLMENT COOPERATION. JHMSC hereby agrees that its ability to send written notice to Members pertaining to the participation of JHMSC and/or its Subcontractors as providers in MCOs shall be limited to, and AMERIGROUP agrees to cooperate in all reasonable respects with JHMSC (upon JHMSC's request) with respect to, the following: (a) the provision of one notice by JHMSC and/or its Subcontractors to Members on or after the Execution Date of the MCOs (all listed similarly and including AMERIGROUP) with whom JHMSC and/or its Subcontractors then participate; and (b) the provision of notice by JHMSC and/or its Subcontractors to Members on or after December 1,1999 of the MCOs (all listed similarly and including AMERIGROUP) with whom JHMSC and/or its Subcontractors then participate as well as of the termination date of the Third MAMSA and the Members' option to select another MCO if necessary for the Member to retain his or her selection of a JHMSC Primary Care Provider, provided that the parties will use their reasonable efforts (including but not limited to AMERIGROUP's providing JHMSC with all available data from the Department or otherwise in AMERIGROUP's possession as to Member identity, address and annual open enrollment renewal date) from and after December 1, 1999 to enable JHMSC periodically to provide such notice to Members reasonably in advance of each Member's annual open enrollment renewal date for switching to a new MCO.

              8. SOLICITATION: As of the Closing, Article XIIL.B. shall be deleted and the following inserted in lieu thereof:

                            B. SOLICITATION. The parties (including, in the case of JHMSC, its Subcontractors) will comply with applicable law and Department regulations and requirements with respect to marketing to and solicitation of Eligible Persons

                                   (which is understood to include Members) including Department requirements pertaining to the contents of written communications with Eligible Persons. In accordance with Department requirements, all MCOs with whom JHMSC or its Subcontractors participate (including AMERIGROUP) will be similarly advertised, identified and displayed, as applicable, in the offices and clinics of JHMSC and its Subcontractors and in the member education materials disseminated by JHMSC and its Subcontractors.

              9. ASSIGNMENT: As of the Closing, Article XIII.K. shall be deleted and the following inserted in lieu thereof:

                     K. ASSIGNMENT. This Agreement, including the rights, benefits, and duties hereunder, shall not be assigned, sublet, delegated or transferred by either party without the written consent of the other. The foregoing notwithstanding, AMERIGROUP may upon sixty
                            (60) days prior written notice to JHMSC assign this Agreement without JHMSC's written consent to any entity that acquires all or substantially all of AMERIGROUP'S assets related to its Maryland Medicaid business in a transaction approved by the Department. In no event shall an assignment be effective if it is prohibited by the Department.

              10. NOTICE: As of the Closing, Article XIII.O. shall be amended by inserting the following for notices to AMERIGROUP:

                     AMERIGROUP Maryland Inc.,
                        A Managed Care Organization
                     c/o AMERIGROUP Corporation
                     4425 Corporation Lane, Suite 300
                     Virginia Beach, VA 23462
                     Attn:     Jeffrey L. McWaters, CEO

                                   Stanley E. Baldwin, Esq., Senior Vice
                                   President and General Counsel

              11. This Amendment and Assignment is being entered into by PHCP and AMERIGROUP in reliance upon (a) JHMSC's non-objection to the prompt mailing by the Department of the notice to Members attached as Exhibit A and (b) the execution and delivery by Mid-Atlantic Community Health Centers, Inc., People's Community Health Center, and Baltimore Medical System, Inc. of the Covenant Not to Sue attached as Exhibit B and by Park West Medical Center and South Baltimore Family Health Center to the acknowledgment letter attached as Exhibit C.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Assignment as of the 30th day of April, 1999.



JOHNS HOPKINS MEDICAL SERVICES CORPORATION       AMERIGROUP MARYLAND, INC.,
                                                 A MANAGED CARE ORGANIZATION

By:                                              By:  /s/  Stanley Baldwin
   ------------------------------                     ---------------------------------
         Michael A. Thompson                           Stanley F. Baldwin
            President                                   Vice President

PRUDENTIAL HEALTH CARE PLAN, INC.

By:
    ----------------------------
     Name:
           ---------------------
     Title:
           ---------------------

GUARANTEE: In consideration of the mutual promises and good and valuable consideration passing between AMERIGROUP and JHMSC, for which the Johns Hopkins Health System Corporation ("JHHS") and AMERIGROUP Corporation ("AMERIGROUP Parent") derive considerable financial and non-financial benefits under the Third MAMSA and this Amendment and Assignment, JHHS and AMERIGROUP Parent each guarantees all of the obligations of JHMSC and AMERIGROUP, as the case may be, under the Third MAMSA and this Amendment and Assignment. JHMSC and JHHS and AMERIGROUP and AMERIGROUP Parent acknowledge that, but for these guarantees, JHMSC and AMERIGROUP would not have entered into this Amendment and Assignment.



AMERIGROUP CORPORATION                              JOHNS HOPKINS HEALTH SYSTEM
                                                    CORPORATION

By:Stanley F. Baldwin                               By:
   ---------------------------------------              -------------------------------
            Stanley F. Baldwin                                  Ronald R. Peterson
            Senior Vice President                               President

                             AMENDMENT NO. 2 OF THE
               THIRD MEDICAL ASSISTANCE MEDICAL SERVICES AGREEMENT

THIS AMENDMENT NO.2 amends that certain Third Medical Assistance Medical Services Agreement ("THIRD MAMSA") between AMERIGROUP MARYLAND, INC., A Managed Care Organization ("AMERIGROUP") as assignee of PRUDENTIAL HEALTH CARE PLAN, INC. and JOHNS HOPKINS MEDICAL SERVICES CORPORATION ("JHMSC") dated as of July 1, 1996 and amended pursuant to that certain Amendment and Assignment of the Third Medical Assistance Medical Services Agreement dated as of April 30, 1999 ("FIRST AMENDMENT").

RECITALS:

WHEREAS, AMERIGROUP and JHMSC have previously entered into the First Amendment; and

WHEREAS, AMERIGROUP and JHMSC desire to modify the First Amendment as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy which are hereby acknowledged by each party, the parties agree as follows:

       1. SCOPE OF AMENDMENT NO. 2. In the event of a conflict between the terms of this Amendment No. 2 and the First Amendment and/or the Third MAMSA, the terms of this Amendment No. 2 shall prevail.

       2. TERM AND TERMINATION OF THIRD MAMSA. Paragraph "4" of the First Amendment is hereby modified to provide that the term of the Third MAMSA shall be from July 1, 1996 through and ending on December 31, 2000.

       3. RE-ENROLLMENT COOPERATION. Paragraph "7" of the First Amendment is hereby modified by substituting "December 1, 2000" for "December 1, 1999" in the two places such date appears in subparagraph (b).

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the 2nd day of February, 2000.



                                            JOHNS HOPKINS MEDICAL SERVICES
                                            CORPORATION

                                            By:/s/ Michael A. Thompson
                                                   -------------------
                                                   Michael A. Thompson
                                                   Vice President

                                            AMERIGROUP MARYLAND, INC.
                                            A MANAGED CARE ORGANIZATION

                                            By:/s/ Stanley F. Baldwin
                                                   ------------------
                                                   Stanley F. Baldwin
                                                   Vice President

ACKNOWLEDGED:

The undersigned executed the First Amendment as guarantors of certain obligations under the Third MAMSA and hereby execute this amendment to acknowledge that their respective guarantees shall continue in full force and effect with respect to the Third MAMSA as amended hereby.

AMERIGROUP CORPORATION                                JOHNS HOPKINS HEALTH SYSTEM
                                                      CORPORATION

By:  /s/ Stanley F. Baldwin                           By: /s/ Ronald R. Peterson
   ---------------------------------------                -----------------------------------
         Stanley F. Baldwin                                   Name:  Ronald R. Peterson
         Senior Vice President                                Title:    President




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